[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL
EXECUTION VERSION

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT
THIS LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT (this “Agreement”) dated as of May 31, 2017 (the “Effective Date”), is made and entered into by and between Array BioPharma Inc., a company organized under the laws of Delaware and having its principal place of business at 3200 Walnut Street, Boulder, CO 80301 USA, (“Array”) and Ono Pharmaceutical Co., Ltd., a company duly organized and existing under the laws of Japan, having offices and principal place of business at 8-2, Kyutaromachi 1-chome, Chuo-ku, Osaka 541-8564, Japan (“Ono”).
BACKGROUND
A.    Array now owns or controls certain patents, know-how and other intellectual property relating to the Products (as defined below);
B.    Ono has experience in developing, marketing and distributing pharmaceutical products;
C.    Array and Ono wish to collaborate on the further development, manufacture and commercialization of the Products, with Ono taking the lead role in such efforts in the Ono Territory (as defined below); and
D.    Array is willing to grant to Ono, and Ono desires to obtain, certain exclusive rights and licenses with respect to the manufacture, registration and commercialization of the Products in the Ono Territory. Array will retain the right to develop and commercialize the Products for the Array Territory, all on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1    “Affiliate” of a Party means any person, corporation or other entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, as the case may be. As used in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) shall mean the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting share capital in such person, corporation, or other entity, or by contract or otherwise.
1.2    “Annual Net Sales” means the Net Sales generated over any given Fiscal Year, or in the case of the Fiscal Year in which the First Commercial Sale of the first Product occurs, the Net Sales generated during the period commencing on the date of such First Commercial Sale and continuing until the end of such Fiscal Year.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.3    “Applicable Regulatory Exclusivity Period” means with respect to a particular Product and particular country in the Ono Territory, the period commencing upon the receipt of the first grant of Regulatory Exclusivity in such country for such Product (“Initial Regulatory Exclusivity”), and continuing until the later of (i) the expiration of such Initial Regulatory Exclusivity, or (ii) if any subsequent grant of Regulatory Exclusivity is received prior the expiration of the Initial Regulatory Exclusivity, then until the expiration of such additional Regulatory Exclusivity if such expiration would occur after the expiration of the Initial Regulatory Exclusivity.
1.4    “Array Know-How” means, subject to Section 4.4(c)(ii), all scientific, medical, technical, manufacturing, marketing, regulatory, market access and other information (including clinical data and other related information generated in compliance with CDISC standards) relating to Binimetinib, Encorafinib, a Product and/or any Companion Diagnostic useful with respect to the Development, Manufacturing, registration (including registration for MAA) or Commercialization of a Product (including the Data), to the extent Controlled by Array or its Controlled Affiliates as of the Effective Date or during the term of this Agreement, and needed by or reasonably useful to Ono in order for Ono to exercise its rights or perform its obligations under this Agreement. Notwithstanding the foregoing or Section 1.18 (Data) below, but subject to Section 2.4 (Future Third Party Partners), Array Know-How shall in any case include all such items that are generated by or under authority of Array, or any of its Affiliates, in connection with Development Manufacturing, and/or Commercialization of the Product during the term of this Agreement.
1.5    “Array Patents” means the Patents Controlled by Array or its Controlled Affiliates as of the Effective Date or during the term of this Agreement that:
(a)        are listed on Exhibit 1.5; or
(b)    but for the license granted under this Agreement, would be infringed by the Development, Manufacturing, registration, packaging, or Commercialization of a Product in the Ono Territory (including the identification of patients who would benefit from the Product based on the presence or absence of selected biomarkers); and
(c)         all additions, divisions, continuations, substitutions, re-issues, re-examinations, registrations, patent term extensions, supplemental protection certificates, and renewals of any the Patents listed on Exhibit 1.5 or to the extent the same would satisfy the requirements of subsection (b) above.
1.1    “Array Territory” means all countries worldwide, excluding the Ono Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.2    “Binimetinib” means the compound known as MEK162, the chemical structure of which is depicted in Exhibit 1.7 as well as all salts, non-covalent complexes, hydrates, solvates, chelates, crystal polymorph or radiolabeled equivalent thereof.
1.3    “Business Days” means any day other than Saturday, Sunday, a day within Array’s company-wide corporate holidays (for Array’s obligations) or Ono’s company-wide corporate holidays (for Ono’s obligations) or any other day on which commercial banks in USA or Japan are authorized or required by law to remain closed.
1.4    “Calendar Year” means any period of time commencing on January 1 and ending on the next December 31 unless otherwise noted.
1.5    “CDISC” means Clinical Data Interchange Standards Consortium which is an interdisciplinary nonprofit organization that establishes international standards for data collection, interchange, application, and storage for the purpose of promoting interoperation of clinical research data.
1.6    “Change in Control” means, with respect to a Party, that any of the following occurs with respect to such Party after the Effective Date:
(a)     any “person” or “group” (as such terms are defined below) (i) is or becomes the “beneficial owner” (as defined below, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all shares of capital stock or other equity interests if such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of shares of capital stock or other interests (including partnership interests) of such Party then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of the directors, managers or similar supervisory positions (“Voting Stock”) of such Party representing more than fifty percent (50%) of the total voting power of all outstanding classes of Voting Stock of such Party or (ii) has the power, directly or indirectly, to elect a majority of the members of such Party’s board of directors or similar governing body;
(b)    such Party enters into a merger, consolidation or similar transaction with another Person (whether or not such Party is the surviving entity) and as a result of such merger, consolidation or similar transaction the Persons that beneficially owned, directly or indirectly, the shares of Voting Stock of such Party immediately prior to such transaction cease to beneficially own, directly or indirectly, shares of Voting Stock of such Party representing at least a majority of the total voting power of all outstanding classes of Voting Stock of the surviving Person in substantially the same proportions as their ownership of Voting Stock of such Party immediately prior to such transaction; or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)     such Party sells or transfers to any Third Party, in one or more related transactions, properties or assets representing all or substantially all of such Party’s assets to which this Agreement relates.
For the purpose of this definition of Change in Control: (i) “person” and “group” have the meanings given such terms under Section 13(d) and 14(d) of the United States Securities Exchange Act of 1934 and the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the aforesaid Act; (ii) a “beneficial owner” shall be determined in accordance with Rule 13d-3 under the aforesaid Act; (iii) the terms “beneficially owned” and “beneficially own” shall have meanings correlative to that of “beneficial owner”; and (iv)“Person” means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity or any government, any agency or political subdivisions thereof.
Such “person” or “group” in Section 1.11(a), such surviving Person in Section 1.11(b) or such Third Party in Section 1.11(c) shall be referred to herein as “Acquirer”.
1.7    “Clinical Studies” means any human clinical study of a Product, including without limitation Post-Approval Marketing Clinical Studies.
1.8    “Combination Product” means any pharmaceutical preparations, in any dosage strengths, formulations and methods of administration, that combine Binimetinib or Encorafenib and one or more other active ingredients (other than Binimetinib or Encorafenib) in fixed dose combination, whether co-formulated or co-packaged.
1.9    “Commercialization” means all processes and activities conducted to establish and maintain sales for the Products, including offering for sale, distribution, detailing, selling (including launch), promoting, importing, exporting, market access activities, all marketing activities undertaken prior to and after the launch of the Products (including education and advertising activities), branding, developing promotional materials, advertising, organizing speakers programs and post-marketing safety surveillance and reporting. “Commercialize” and “Commercializing” shall have the correlative meanings.
1.10    “Companion Diagnostic” means an in vitro diagnostic medical device as defined in the European directive 98/79/EC; for the avoidance of doubt the term Companion Diagnostic includes companion diagnostics for a pharmaceutical product as defined in FDA’s “Draft Guidance for Industry and Food and Drug Administration Staff – In Vitro Companion Diagnostic Devices”.
1.11    “Control” (including any variations such as “Controlled” and “Controlling”), in the context of intellectual property rights, data and/or other information, means that such Party or its Affiliate owns, is licensed or otherwise possesses rights to such intellectual property, data and/or information,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as applicable, sufficient to grant the applicable license or sublicense under this Agreement, without violating the terms of an agreement with a Third Party in existence as of the time such Party or its Affiliates would first be required hereunder to grant the other Party such (sub)license, right to use or access.
1.12    “Controlled Affiliates” means, with respect to a Party, any Affiliate that is controlled (as defined in Section 1.1) by such Party.
1.13    “Data” means, subject to Section 1.51 (Ono Know-How) and Section 4.4(c)(ii), any and all research data, pharmacology data, preclinical data, clinical data and/or all Regulatory Filings and/or other regulatory documentation, information and submissions pertaining to, or made in association with an IND, Marketing Approval Application, Marketing Approval or Pricing and Reimbursement Approvals, or any Post-Approval Marketing Clinical Study for each Product, in each case to the extent Controlled by a Party or its Affiliates as of the Effective Date or during the term of this Agreement.
1.14     “Development” or “Develop” means non-clinical and clinical research and drug development activities, including toxicology, pharmacology, statistical analysis, Clinical Studies (including pre- and post-approval studies, Post-Approval Marketing Clinical Studies and Investigator Sponsored Clinical Studies), stability testing, formulation, process development, quality assurance/control development, regulatory affairs, and regulatory activities pertaining to designing and carrying out Clinical Studies and obtaining and maintaining Marketing Approvals (including pre-marketing activities but excluding regulatory activities directed to obtaining Pricing and Reimbursement Approvals).
1.15    “Diligent Efforts” means, with respect to the efforts to be expended by a Party, with respect to any objective, reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances for such Party’s benefit. Without limiting the foregoing, with respect to efforts relating to the Development of, obtaining Marketing Approval or Pricing and Reimbursement Approval for, or Commercialization of the Product, generally or with respect to any particular country, “Diligent Efforts” means a sustained, continued and active commitment of efforts and resources by a Party consistent with those normally applied in the pharmaceutical industry with respect to compounds or products with similar market at a similar stage in the product life cycle that such Party is actively developing or commercializing (as applicable), taking into account the stage and risk of development or commercialization of the Product, issues of safety or efficacy, the cost effectiveness of efforts or resources while optimizing profitability, the competitiveness of alternative Third Party compounds, products or generics that are or are expected to be in the marketplace, the scope and duration of Patents or other intellectual property rights related to the compound or product (including any Regulatory Exclusivity), the profitability of the Product (including pricing and reimbursement status achieved or likely to be achieved) or other relevant commercial factors,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

but not taking into account (a) any other pharmaceutical product such Party is then researching, developing or commercializing, alone or with one or more collaborators, or (b) any payments required to be made to the other Party hereunder.
1.16    “EMA” means the European Medicines Agency, or any successor entity thereto performing similar functions.
1.17    “Encorafenib” means the compound known as LGX818, the chemical structure of which is depicted in Exhibit 1.22, as well as all salts, non-covalent complexes, hydrates, solvates, chelates, crystal polymorph, or radiolabeled equivalent thereof.
1.18     “FDA” means the U.S. Food and Drug Administration, or any successor entity thereto performing similar functions.
1.19    “Field” means the diagnosis, treatment and/or prevention of diseases and conditions in humans.
1.20    “First Commercial Sale” means, with respect to a Product the first bona fide, arm’s length sale of such Product in the Ono Territory following receipt of the first Marketing Approval of such Product in the Ono Territory.
1.21    “Fiscal Year” means each successive period of twelve (12) months commencing on April 1 of a particular calendar year and ending on March 31 of the immediately following the calendar year. Notwithstanding the foregoing, it is understood that the first Fiscal Year shall commence on the Effective Date and end on March 31, 2018.
1.22    “Global Registration Study” means a study of a Product conducted by or under authority of a Party that is intended to support the filing of an MAA for such Product with the FDA, the PMDA and, as applicable, the EMA and/or MFDS. Global Registration Studies shall include human clinical studies designed as a pivotal study to confirm with statistical significance the efficacy and safety of the Product with respect to a given Indication (whether structured as a superiority, equivalence or non-inferiority study), which study is performed for purposes of filing an MAA or similar application to obtain Marketing Approval for a Product for such Indication from the FDA, the PMDA and, as applicable, the EMA or MFDS (regardless of whether such Clinical Study is identified as a Phase III clinical study on ClinicalTrials.gov), including a clinical study as described under 21 C.F.R. §312.21(c) with respect to the United States (or, with respect to a jurisdiction other than the United States, a similar clinical study).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.23    “Good Clinical Practice or “GCP” means the current standards for clinical studies for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time.
1.24    “Good Laboratory Practice or “GLP” means the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development, as amended from time to time, and such standards of good laboratory practice as are required by the MHLW and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.
1.25     “Good Manufacturing Practices or “GMP” means all laws and guidelines applicable to the Manufacture of Binimetinib, Encorafenib or Product, including (i) the FD&C Act (21 U.S.C. 321 et seq.); (ii) relevant United States regulations in Title 21 of the United States Code of Federal Regulations (including Parts 11, 210, and 211); (iii) European Community Directives 2001/83/EC and 2003/94/EC; (iv) the EU Guidelines to Good Manufacturing Practice Medicinal Products for Human and Veterinary Use, as set out in Volume 4 of the European Commission’s Rules governing medicinal products in the EU; (v) those standards required by the Japanese Ministry of Health Labour and Welfare (MHLW); (vi) International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”), Q7 Good Manufacturing Practice Guidance for Active Pharmaceutical Ingredients; (vii) similar standards and Laws to those in (i) through (vi), as are in effect at the time of Manufacture; and (viii) all additional Regulatory Authority documents or regulations that replace, amend, modify, supplant or complement any of the foregoing.
1.26    “Governmental Authority” means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.
1.27    “Improvement” means any Patent, invention or other intellectual property made or used by or under authority of Ono (including any Ono Know-How) in connection with Development, Manufacture and/or Commercialization of Binimetinib, Encorafenib and/or a Product, in each case, to the extent the same is owned or Controlled by Ono or any of its Affiliates.
1.28    “IND” means an investigational new drug application (including any amendments thereto) filed with the PMDA before the commencement of Clinical Studies for a Product in Japan, or any comparable filing with any Regulatory Authority in any other jurisdiction within or outside the Ono Territory (including any Investigational New Drug Application filed with a Regulatory Authority in the United States pursuant to 21 C.F.R. §321).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.29    “Indication” means an initial, expanded or additional patient population for which use of a Product is indicated, as reflected or to be reflected in the approved label for such Product.
1.30    “Initial Royalty Term” means, on a Product-by-Product and country-by-country basis within the Ono Territory, the period beginning on the date of the First Commercial Sale of such Product in a country until the last of: (a) [ * ] thereafter; (b) the expiration of all Valid Claims within the Array Patents that would, but for the license granted under this Agreement, be infringed by the sale or use of such Product in such country or (c) the expiration of the Applicable Regulatory Exclusivity Period for such Product in such country. Notwithstanding the foregoing, in the event that it has been more than [ * ] since the First Commercial Sale of a Product in a country and the Initial Regulatory Exclusivity with respect to such Product has expired but either (i) a subsequent grant of Regulatory Exclusivity is still in effect, and/or (ii) one or more Valid Claims within the Array Patents that cover such Product in such country　are still in effect, then if Generic Market Share with respect to such Product in such country equals or exceeds [ * ], the Initial Royalty Term will immediately terminate with respect to such Product.
1.31    “Investigator Sponsored Clinical Study” means a clinical study of a Product that is sponsored and conducted by a physician, physician group or other Third Party not acting on behalf of a Party or an Affiliate and who does not have a license from a Party or its Affiliate to commercialize such Product, pursuant to an IND owned by such Third Party, and with respect to which a Party or its Affiliate provides clinical supplies of the Product, funding or other support for such clinical study.
1.32    “IST Guidelines” means the guidelines governing the conduct of Investigator Sponsored Clinical Studies of the Product, which is attached hereto as Exhibit 1.37.
1.33     “Joint Inventions” means all inventions arising during the term of the Agreement that (a) are jointly created or reduced to practice by employees, consultants, or contractors of Array or its Affiliates and by employees, consultants, or contractors of Ono or its Affiliates, and (b) relate to Binimetinib, Encorafenib and/or Products.
1.34    “Joint Know-How” means all know-how arising during the term of the Agreement that (a) is jointly generated by employees, consultants, or contractors of Array or its Affiliates and by employees, consultants, or contractors of Ono or its Affiliates, and (b) relates to Binimetinib, Encorafenib and/or Products.
1.35    “Joint Patent” means a Patent that covers or claims a Joint Invention.
1.36    “Law” means any applicable national, supranational, federal, state, local or foreign law, statute, ordinance, principle of common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Authority, including any rules, regulations, guidelines, directives or other requirements of Regulatory Authorities, including all GMP, GLP and GCP, and including all laws pertaining to the pharmaceutical industry or the healthcare industry and all anti-bribery or anti-corruption laws, as applicable.
1.37    “Manufacture” means any activities related to the production, manufacture, processing, filling, packaging, labeling, releasing, shipping (including shipping configurations and shipping studies), supply and holding of a compound or product or any intermediate thereof, including process development, process qualification and validation, scale-up, improvements or changes, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, quality assurance and quality control (including in-process testing, release testing or stability testing). When used as a verb, “to Manufacture” and “Manufacturing” mean to engage in Manufacture and “Manufactured” has a corresponding meaning.
1.38    “Marketing Approval” (or “MA”) means such approvals, licenses, registrations or authorizations of the Regulatory Authorities in a country, that are necessary to Commercialize a Product in such country. Marketing Approval shall not be deemed to include Pricing and Reimbursement Approval.
1.39    “Marketing Approval Application” (or “MAA”) means an application requesting Marketing Approval for the Commercialization of a Product for a particular Indication in a particular jurisdiction filed with the relevant Regulatory Authorities in such jurisdiction.
1.40    “Market Access” means any and all processes and activities conducted to establish and maintain national country reimbursement, as well as at country level, regional and local payor processes and activities to obtain and maintain local and regional patient access for the Products, including price setting, national mandatory rebate negotiations with Governmental Authorities and preparing reimbursement and economic dossiers.
1.41    “MFDS” means the Ministry of Food and Drug Safety in Korea, or any successor entity thereto performing similar functions.
1.42     “MHLW” means the Ministry of Health, Labour, and Welfare in Japan, or any successor entity thereto performing similar functions.
1.43    “Net Sales” means the gross amounts invoiced by Ono, its Affiliates and/or Sublicensees (each, a “Selling Party”) for the sales of a Product to a Third Party, less reasonable and customary deductions for the following costs incurred by the Selling Party on the sale to such Third Party:
(a)        trade, quantity and cash discounts actually granted to such Third Party;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    credits, rebates, chargeback and allowances to such Third Party on account of rejection or returns of such Product (including wholesaler and retailer returns) or on account of retroactive price reductions affecting the Product;
(c)        a fixed amount of [ * ] of gross sales to cover freight, postage, insurance costs on shipments to such Third Party, packing costs, and other transportation charges; and
(d)    sales and excise taxes, other consumption taxes, customs duties, and compulsory payments to Governmental Authorities, including mandatory sales-based contributions actually made by the Selling Party for “Contributions for Drug Induced Suffering” and any sales-based contribution for “Contribution for Measure for Drug Safety,” in the amount determined by and payable to PMDA each as consistently applied by the Selling Party across all of its pharmaceutical products sold in Japan, and any other governmental, health insurance or other payers’ charges, rebates, or discounts, retroactive or otherwise, imposed by or negotiated with Governmental Authorities with respect to the sale of such Product to such Third Party actually paid and separately identified on the invoice or other documentation maintained in the ordinary course of business.
Ono shall ensure that all sales of Products are accurately invoiced and that Net Sales are calculated and accounted for in accordance with IFRS as consistently applied. Sales between Ono and its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product shall be included within the computation of Net Sales.
For the purposes hereof, “Net Sales” shall not include any consideration received with respect to a sale, use or other disposition of any Product in a country for Development purposes or as samples or for charitable purposes, provided such consideration is no greater than the cost of goods of the Product units so sold, used or distributed.
In the event that the Product is sold as a Combination Product, the Net Sales will be calculated by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price in the relevant country of the Product containing Binimetinib or Encorafenib as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Binimetinib or Encorafenib and other active ingredient components that are included in the Combination Product, then the applicable Party shall be entitled to make a proportional adjustment to such prices in calculating the Net Sales of the Combination Product. If the weighted average sale price cannot be determined for the Product or other product(s) containing the single licensed compound or component(s), the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.44    “Party” means Array or Ono, individually; and “Parties” means Array and Ono, collectively.
1.45    “Patent(s)” means any patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, reissues, re-examinations, registrations, patent term extensions, supplemental protection certificates, and renewals of any of the foregoing.
1.46    “Ono Know-How” means all scientific, medical, technical, marketing, regulatory, market access and other information (including clinical data and other related information generated in compliance with CDISC standards) relating to Binimetinib, Encorafenib and/or a Product (including the Data), that (a) exists as of the Effective Date or is developed, acquired or otherwise comes within the Control of Ono during the term of this Agreement and (b) in each case is actually used by Ono in the Development, Manufacturing or Commercialization of a Product, and is needed by or reasonably useful to Array in order for Array to exercise its rights (including the conduct of activities directed towards Developing the Product for Commercialization outside the Ono Territory and/or the Commercialization of the Product outside the Ono Territory) or perform its obligations under this Agreement. Notwithstanding the foregoing or Section 1.18 (Data) above, Ono Know-How shall in any case include all such items that are generated by or under authority of Ono, or any of its Affiliates or Sublicensees, in connection with Development, Manufacturing and/or Commercialization of the Product during the term of this Agreement.
1.47    “Ono Territory” means Japan and Republic of Korea (“Korea”).
1.48    “Post-Approval Marketing Clinical Study” means a Clinical Study that is a marketing study, epidemiological study, pharmacoeconomic study, or post-marketing surveillance study of a Product, in each case that is conducted after Marketing Approval has been obtained in the applicable territory and that is not intended for use as a basis for obtaining Marketing Approval (e.g., for a further Indication, label expansion or otherwise) with respect to the Product and that is not being conducted as a commitment made to a Regulatory Authority as a condition of, or in connection with obtaining or maintaining, a Marketing Approval).
1.49    “Pricing and Reimbursement Approval” means, with respect to any country or jurisdiction in the Ono Territory in which Governmental Authorities determine the pricing at which the Product will be reimbursed, the approval, agreement, determination or decision by the applicable Governmental Authorities establishing the pricing and reimbursement status for the Product.
1.50    “Product” means shall mean any pharmaceutical product containing, as an active ingredient, one or more of Binimetinib or Encorafenib, including, without limitation, any Combination Product.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.51    “Product Trademarks” means: (a) the product-specific trademarks owned or Controlled by Array and designated by Array for use with Products containing Binimetinib, as reflected on Exhibit 1.56(a); (b) the product-specific trademarks owned or Controlled by Array and designated by Array for use with Products containing Encorafenib, as reflected on Exhibit 1.56(b); and (c) any other product-specific trademark(s) and service mark(s) as may be proposed by either Party and reviewed by the JCC for use in connection with the distribution, marketing, promotion and sale of a Product in the Ono Territory, or accompanying logos, trade dress or indicia of origin.
1.52    “Regulatory Authority” means the MHLW or its review agency, the Pharmaceutical and Medical Devices Agency (generally known as IYAKUHIN IRYOKIKI SOGO KIKO) in Japan (“PMDA”) or a regulatory body with similar regulatory authority in any country/jurisdiction within the Ono Territory or in any jurisdiction outside the Ono Territory (e.g., the FDA and EMA).
1.53    “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any applicable Regulatory Authority, other than an issued and unexpired Patent, including any regulatory data protection exclusivity (including, where applicable, pediatric exclusivity and/or orphan drug exclusivity) and/or any other exclusivity afforded by restrictions which prevent the granting by a Regulatory Authority of regulatory approval to market a Generic Version.
1.54    “Regulatory Filing” means all approvals, licenses, registrations, submissions and authorizations made to or received from a Regulatory Authority in a jurisdiction necessary for or in connection with the development, manufacture and/or commercialization of a pharmaceutical product, including any INDs, Marketing Approval Applications, Marketing Approvals, and Pricing and Reimbursement Approvals.
1.55    “Secondary Royalty Term” means on a Product-by-Product and country by country basis within the Ono Territory, the period commencing on the expiration of the Initial Royalty Term for such Product and continuing until the [ * ] of the expiration of the Initial Royalty Term for such Product in such country.
1.56    “Senior Executives” means the Executive Directors of each of Ono and Array.
1.57    “Subcontractor” means any Third Party to which a Party or its Affiliate may subcontract the performance of any activities undertaken in accordance with this Agreement, provided that for clarity any entity which is involved in the selling of Products and is responsible for booking sales of Products shall not be included within this definition.
1.58     “Sublicensee” means a Third Party that has been granted a right to market and sell a Product in the Ono Territory (and optionally, the additional right to Develop such Product) pursuant to Section 2.2; and “Sublicense” shall mean an agreement or arrangement granting such rights. As used

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in this Agreement, “Sublicensee” shall not include a wholesaler, distributor or reseller of such Product, to the extent that Ono sells to such person the Product at supply prices, and the arrangement does not include royalty payments or other payments tied to the revenue such wholesaler, distributor or reseller receives upon resale of the Product, whether paid in arrears or as transfer price unless such payment structure is consistent to that applied by Ono for its other oncology products in the relevant country, and /or significant lump sum payments.
1.59    “Third Party” means any person, corporation, joint venture or other entity, other than Array, Ono and their respective Affiliates.
1.60    “Third Party Partner” means Pierre Fabre Medicament SAS (“PFM”) and any other Third Party to which Array grants a license or sublicense, as applicable, under the Array Patents and Array Know How to market and sell Product(s) outside the Ono Territory, either with or without accompanying rights to Develop and/or Manufacture such Product(s).
1.61    “Valid Claim” means a claim of an issued and unexpired Patent (including the term of any patent term extension, supplemental protection certificate, renewal or other extension) which has not been held unpatentable, invalid or unenforceable in a final decision of a court or other government agency of competent jurisdiction from which no appeal may be or has been taken, and which has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.
1.62    Additional Definitions. Each of the following terms shall have the meaning described in the corresponding section of this Agreement indicated below:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Term	Section Defined	Term	Section Defined
Approved Clinical Study	4.4(a)(i)	Infringement Actions	11.4(a)
Arbitration Tribunal Array Array Indemnitees	17.3(a) Introduction 16.1	Infringing Product JCC Chairperson	11.3(a)(i) 3.3
Array Regulatory Filings	4.6(b)	JDRC Chairperson	3.3
Audited Site	4.6(d)(ii)	Joint Clinical Study Proposal	4.4(a)
Auditor AZ	7.4 11.3(a)(ii)	Joint Commercial Committee /JCC	3.2(a)
AZ Agreement BEACON Clinical Study	11.3(a)(ii) 4.1(c)	Joint Development and Regulatory Committee /JDRC	3.1(a)
Blocking Patent	6.5	Joint Development Plan	4.4(a)(i)
CAPA COLUMBUS Clinical Study Combination Study(ies)	4.6(d)(ii) 4.1(c) 4.5(b)(i)	Liabilities Liaison Local Study(ies)	16.1 3.7 4.5(b)(i)
Commercializing Party	2.3(a)	Marketing Materials	5.1(c)
Commercialization Plan	5.1(b)	Materials	9.1(a)
Committee	3.3	Medical Journal	10.4
Committee Dispute Competing Product	3.5(a) 8.2	NEMO Clinical Study [ * ]	4.1(c) 14.2(a)(ii)
Confidential Information Declined Clinical Study Development Plan Dispute Domain Name	10.1 4.4(c)(i) 4.2(a) 17.3 12.6	Non-Performing Party Novartis Ono Ono Indemnitees Patient Sample	4.4(c)(i)(D) 4.1(c) Introduction 16.2 4.10
Drug Product Drug Substance	9.1(b) 9.1(b)	Performing Party	4.4(c)(i)(D)
Education Materials Effective Date	5.1(c) Introduction	PFM Agreement Product Materials	2.4(a) 14.2(a)(vi)
Enforcing Party Existing Clinical Studies Expert Dispute Expert Resolution Notice	11.3(a)(i) 4.1(c) 17.2(a) 17.2(b)	Quality Agreement Royalty Payments Royalty Report Rules	9.4(b) 6.3 6.3(d) 17.3(a)
Experts Generic Version Global Study(ies)	17.2(c) 6.4(c)(i) 4.5(b)(iii)	Scientific Meeting Scientific Paper Subcontract	10.5 10.4 18.11
Government Official	15.1(f)	Subject Party	11.4(a)
Grant-Back License Indemnitee Indemnitor	2.6 16.3 16.3	Sublicensing Party Supply Agreement Third Party Claim	2.3(a) 9.4(b) 16.1
		Third Party Technology Wind-down Period	2.3(a) 14.2(a)(ii)
		Working Group	3.6

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ARTICLE II
GRANT OF LICENSE
2.1    Licenses.
(a)        Development License. Subject to the terms and conditions of this Agreement, including without limitation Array’s retained rights under Section 2.1(e) below, Array hereby grants to Ono an exclusive license, with the right to grant sublicenses as provided in Section 2.2, under the Array Patents, Array Know-How and Array’s interests in the Joint Patents and Joint Know-How to Develop the Products in accordance with the Development Plan and Joint Development Plan(s) in the Ono Territory solely for purposes of obtaining Marketing Approval for use of the Product in the Field in the Ono Territory.
(b)    Manufacturing License. Subject to the terms and conditions of this Agreement, Array hereby grants to Ono a worldwide non-exclusive license under the Array Patents, Array Know-How and Array’s interests in the Joint Patents and Joint Know-How to (i) Manufacture and have Manufactured Binimetinib and Encorafenib for use in the Manufacture of Products, and (ii) Manufacture and have Manufactured Products, in each case for use in Developing and Commercializing such Products in accordance with the rights and license granted to Ono under Sections 2.1(a) and 2.1(c). The licenses granted under this Subsection 2.1(b) may be sublicensed by Ono only to its Affiliates, and then only for so long as such entities remain as Affiliates. For clarity, the licenses granted under this Subsection 2.1(b) may be extended by Ono to Third Party manufacturers for Manufacturing the Products on Ono’s behalf.
(c)         Commercialization License. Subject to the terms and conditions of this Agreement, Array hereby grants to Ono an exclusive license, with the right to grant sublicenses and appoint distributors as provided in Section 2.2, under the Array Patents, Array Know-How and Array’s interests in the Joint Patents and Joint Know-How to Commercialize the Products in the Field in the Ono Territory.
(d)    Certain Clarifications. For clarity, it is understood that the foregoing licenses do not include the right to modify Binimetinib or Encorafenib and Ono agrees that it shall not, and shall ensure that its Affiliates, Sublicensees and any other Third Parties to whom it provides Products, Binimetinib or Encorafenib, do not, modify or make improvements to Binimetinib or Encorafenib.
(e)     Array Retained Rights. Except for the rights and licenses expressly granted to Ono in this Agreement, Array retains all rights under the Array Patents and Array Know-How, including its interest in the Joint Patent and Joint Know-How. Without limiting the foregoing and notwithstanding the exclusive license granted to Ono under Section 2.1(a) above, Array retains

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

all rights to, itself, through Affiliates and/or through Third Party contractor or Third Party Partner, conduct Clinical Studies (and file all Regulatory Filings required in connection with the such Clinical Studies) with respect to Products in the Ono Territory to the extent permitted under Section 4.5 below.
2.2    Sublicensees and Distributors.
(a)        It is understood and acknowledged that Array’s decision to select Ono to commercialize Products in the Ono Territory was based in part on the understanding that Ono currently markets pharmaceutical products in the Ono Territory and that Ono intends to market Products in the same manner. Ono shall have the right, in accordance with this Section 2.2, to grant sublicenses under the Array Patents and Array Know-How to its Affiliates and to Third Parties, provided that Ono shall not engage a Third Party as either (i) a Sublicensee of the Product, or (ii) as a distributor of the Product, without Array’s prior written consent. For clarity, a wholesaler shall not be considered a “distributor” for purposes of the foregoing restriction.
(b)    Ono shall ensure that each of its Sublicensees and distributors is bound by a written agreement between Ono and such Sublicensee or distributor that does not conflict with, and contains provisions as protective of the Products and Array, as this Agreement. Without limiting any of Ono’s obligations under this Agreement, Ono shall also ensure that each Sublicensee expressly agrees in writing to be bound by all of Ono’s obligations under this Agreement to the extent applicable to such Sublicensee, including without limitation, the following provisions of this Agreement (as if such Sublicensee were expressly named in each such provision, to the extent Ono’s Sublicensees are not so named therein): Sections 2.6 (Grantback License to Array), 4.7 (Exchange of Data and Know-How); 4.8 (Right of Reference and Access to Data); 7.4 (Records), 8.2 (Exclusivity of Efforts) and 14.2 (transition obligations on termination).
(c)     Ono shall in all cases remain responsible for any actions of its Affiliates and Sublicensees exercising rights under a sublicense of the rights granted by Array to Ono under this Agreement to the same extent as if such actions had been taken by Ono itself.
(d)     Promptly following the execution of each Sublicense to a Sublicensee, Ono shall provide Array with an executed copy of such Sublicense which may be redacted as described below (together with a detailed English summary of such sublicense agreement if such Sublicense was originally executed in a language other than English); and Ono shall also provide to Array an executed copy (which may be redacted as described below) of any amendment to a Sublicense that relates to a Product (together with a detailed English summary of such amendment, if such amendment was originally executed in a language other than English), promptly following the execution of each such amendment. Ono may redact from copies of executed Sublicenses and Sublicense amendments

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to be provided hereunder any confidential terms that are not necessary to enable Array determine Ono’s compliance with its obligations under this Agreement.
(e)         Ono shall not grant sublicenses or appoint distributors other than in accordance with this Section 2.2.
2.3    Third Party Technology Acquired after Effective Date.
(a)        Generally. If after the Effective Date, Array or Ono (the “Sublicensing Party”) acquire rights from a Third Party that are to be licensed to the other Party under this Agreement, respectively (“Third Party Technology”), but that is subject to royalty or other payment obligations to the Third Party, then the following shall apply: The licenses granted to the other Party (the “Commercializing Party”) hereunder with respect to such Third Party Technology shall be subject to the Commercializing Party's agreeing to promptly reimburse and promptly reimbursing the Sublicensing Party for any milestone payments, royalties or other amounts that become owing to such Third Party by reason of the Commercializing Party's exercise of such license or sublicense to the Third Party Technology. To the extent that any such payments made by a Sublicensing Party under an agreement to acquire Third Party Technology are not attributable to either the Array Territory or Ono Territory, but are attributable to the acquisition of rights to a Third Party Technology used for the Product, such payments shall be allocated [ * ] to Array and [ * ] to Ono to the extent that such Third Party Technology has been licensed by the Sublicensing Party on a global basis and is equally applicable to the Products being sold in the Array Territory and the Ono Territory. In all other cases such costs shall be allocated between Array and Ono by the JDRC on a pro rata basis based on the respective value of Third Party Technology in the Array Territory or Ono Territory. At the inception of the inclusion of any Third Party Technology in such license under this Agreement and thereafter upon request by the Commercializing Party, the Sublicensing Party shall disclose to the Commercializing Party a true, complete and correct written description of such payment obligations, and the Commercializing Party's obligation to reimburse such amounts following such request shall be limited to those payment obligations as so disclosed by the Commercializing Party. In the event that the Commercializing Party does not agree to reimburse or does not promptly reimburse the Sublicensing Party for such amounts upon request (such amounts as determined by the JDRC in accordance with this Agreement, to the extent so provided above), then such Third Party Technology shall thereafter be deemed excluded from the licenses or other subject matter licensed hereunder.
(b)    Right to Offset. With respect to payments that Ono has agreed to reimburse to Array pursuant to subsection 2.3(a) above, Ono shall be entitled to treat such payments as payments made to Third Parties with respect to Blocking Patents for purposes of Section 6.6 below.
2.4    Future Third Party Partners.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)         Array and Pierre Fabre Medicament SAS (“PFM”) have previously entered into that certain Development and Commercialization Agreement, dated as of November 10, 2015 (such agreement, as subsequently amended, the “PFM Agreement”) pursuant to which Array and PFM are collaborating on the Development of Products in the U.S. and Europe. Under the PFM Agreement, Array is authorized to provide Ono with access to data, know-how and improvements generated by PFM and a right of reference with respect to PFM’s Regulatory Filings provided that Ono consents to Array granting to PFM reciprocal access to data, know-how, rights of reference and improvements generated by Ono. Such access and rights of reference shall be granted to Ono without charge, provided that the reciprocal rights of access and rights of reference granted by Ono are without charge.
(b)    If after the Effective Date, Array retains a Third Party Partner for the Product in one or more countries in the Array Territory, Array shall use Diligent Efforts to gain such Third Party Partner’s consent to allow Array to (i) share with Ono under Section 4.7 (Exchange of Data and Know-How) the clinical data and know-how generated by such Third Party Partner, (ii) extend to Ono under Section 4.8 (Rights of Reference and Access to Data) a right to reference the Regulatory Filings of such Third Party Partner with respect to Products, and (iii) extend to Ono a license under improvements made by such Third Party Partner, in each case: (A) to the extent that such data, know-how, rights of reference and improvements are necessary or reasonably useful for Ono’s Development, preparation of MAAs and filing of MAAs with respect to Products in the Ono Territory or Commercialization of the Product in the Ono Territory and (B) without charge, however it is understood that a failure of Array to obtain such rights shall not be deemed a breach of this Section 2.4. Notwithstanding any other provisions of this Agreement, Array agrees that it shall not provide such future Third Party Partner with access to Data and Improvements generated by Ono or a right of reference with respect to Ono’s Regulatory Filings except to the extent such Third Party Partner agrees to Ono with reciprocal access to data, know-how, rights of reference and improvements generated by such Third Party Partner. It is further agreed that to the extent that such future Third Party Partner conditions Ono’s access to such data, know-how, rights of reference and improvements on payment from Ono, Ono may require that Array conditions such future Third Party Partner’s access to Ono’s data, know-how, rights of reference and improvements on receipt of similar payment.
2.5    Activities Outside the Respective Territory.
(a)         To the extent permitted under applicable Law, Ono agrees that neither it, nor any of its Affiliates, will sell or provide the Product to any Third Party, if Ono or its relevant Affiliate knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Array Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    To the extent permitted under applicable Law, Array agrees that neither it, nor any of its Affiliates, will sell or provide the Product to any Third Party, if Array or its relevant Affiliate knows, or has reason to know, that Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Ono Territory.
2.6    Grant-Back License to Array. Ono hereby grants to Array a non-exclusive, worldwide, royalty free license, with the right to issue and authorize sublicenses through multiple tiers subject to the last sentence of Section 2.4(b), under any Improvements and Ono’s interest in Joint Patent and Joint Know-How solely to make, use, sell, offer for sale, import, the Products (collectively, the “Grant-Back License”), subject to the exclusive rights granted to Ono under this Agreement. Promptly following the execution of a sublicense to a Third Party Partner, Array shall notify Ono of such sublicense in writing.
2.7    No Other Rights. Except for the rights and licenses expressly granted in this Agreement, each Party retains all rights under its intellectual property, and no additional rights shall be deemed granted to the other Party by implication, estoppel or otherwise. For clarity, the licenses and rights granted in this Agreement shall not be construed to convey any licenses or rights under the Array Patents or Improvements with respect to any drug substances other than Binimetinib or Encorafenib or to any products other than Products.
ARTICLE III
GOVERNANCE
3.1    Joint Development and Regulatory Committee.
(a)     Establishment. As soon as reasonably practicable after the Effective Date, but in no event later than sixty (60) days following the Effective Date, Array and Ono shall establish a Joint Development and Regulatory Committee (“Joint Development and Regulatory Committee” or “JDRC”).
(b)    Duties. The JDRC shall:
(i)    review and discuss and accept or reject the initial Development Plan;
(ii)    review and update the Development Plan, as needed, but no less frequently than once each Fiscal Year, and present to the JDRC for review and approval all proposed material changes to the Development Plan;
(iii)    oversee Ono’s implementation of the Development Plan;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(iv)    review, discuss and accept or reject Joint Clinical Study Proposals submitted by either Party;
(v)    prepare any Joint Development Plans with respect to any Joint Clinical Study Proposals agreed by the Parties as well as any changes to such Joint Development Plans;
(vi)    review, discuss and accept or reject any changes to the Joint Development Plans;
(vii)    oversee both Parties’ implementation of the Joint Development Plans, allocate responsibilities to each Party in connection with executing such Joint Development Plans and review Ono’s execution of its responsibilities under the Development Plan
(viii)    review, discuss and accept or reject clinical study design and protocols for Clinical Studies included in the Development Plan or within any Joint Development Plan, including clinical study endpoints, clinical methodology and monitoring requirements for such Clinical Studies;
(ix)    establish, review and update the IST Guidelines; review and discuss plans for any proposed Investigator Sponsored Clinical Studies that are not expressly authorized in the IST Guidelines;
(x)    discuss clinical supply and CMC activity;
(xi)    review and discuss the regulatory strategy and Market Access strategies for the Product in the Ono Territory (and substantive amendments and updates thereto);
(xii)    provide a forum for the Parties: (A) to discuss and agree upon, material issues pertaining to the Development of the Product for the Ono Territory, and matters pertaining to Regulatory Filings for the Product in the Ono Territory; and (B) to coordinate their respective activities with respect to the foregoing matters;
(xiii)    provide a forum for resolving disputing and other matters referred to the JDRC under this Agreement, pursuant to the procedures set out in Section 3.5 below; and
(xiv)    perform such other duties as are specifically assigned to the JDRC in this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.2    Joint Commercial Committee.
(a)        Establishment. At the appropriate timing determined by the Parties, but no less than one (1) year prior to expected approval of the Product in the Ono Territory, Ono and Array shall establish a joint commercial committee (“Joint Commercial Committee” or “JCC”).
(b)    Duties. The JCC shall:
(i)    review the Commercialization Plan (including any substantive amendments and updates thereto);
(ii)    review the commercialization plan and marketing strategy of Array in the Array Territory;
(iii)    serve as the first forum for discussing disputes or disagreements resulting from, arising out of or in relation to the Commercialization of the Product in the Ono Territory; and
(i)    have such other responsibilities as may be assigned to the JCC pursuant to this Agreement or as may be mutually agreed upon by the Parties in writing from time to time.
3.3    Committee Membership. The JDRC and JCC (each, a “Committee”) shall each be composed of an equal number of representatives from each of Ono and Array, selected by such Party. Unless the Parties otherwise agree, the exact number of representatives for each of Ono and Array shall be: (a) with respect to the JDRC, four (4) representatives drawn from the ranks of senior directors or employees of each Party having appropriate expertise in the area of the Development and possessing authority to make decisions on behalf of the Party they represent; and (b) with respect to the JCC, three (3) representatives drawn from the ranks of senior directors or employees of each Party having appropriate expertise in the area of the Commercialization and at least one (1) of whom shall be at a level which allows him/her to make decisions on behalf of the Party they represent. Either Party may replace its respective Committee representatives at any time with prior written notice to the other Party; provided that the criteria for composition of each Committee set forth in the preceding sentence continues to be satisfied following any such replacement of a Party’s representative on any such Committee. An alternate member designated by a Party may serve temporarily in the absence of a member each of the JDRC or JCC for such Party. Each Party may invite its employees involved in each of the Development or the Commercialization of the Product for each of JDRC meeting or JCC meeting with the prior notice to the other Party. Each Party shall designate one of their members each of the JDRC or the JCC to be a co-chairperson. The JDRC shall be co-chaired by one (1) representative selected by Array and one (1) representative selected by Ono (the “JDRC Chairpersons”). The JCC shall be co-chaired by one (1) representative selected by Array and one (1) representative selected by Ono (the “JCC

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Chairpersons”). Either Party shall have the right to change their JDRC Chairperson or JCC Chairperson from time to time by written notice to the other Party.
3.4    Committee Meetings. The JDRC and JCC shall meet at least twice each Calendar Year, or as more or less often as otherwise agreed to by the Parties. All Committee meetings may be conducted by telephone, video-conference or in person as determined by the applicable Committee; provided that the JDRC shall meet in person at least once each Calendar Year. Unless otherwise agreed by the Parties, all in-person meetings for each Committee shall be held on an alternating basis between Array’s facilities and Ono’s facilities. In addition to the regular meetings, either Party may request an ad-hoc meeting of the JDRC and JCC to solve any specific issues from time to time. Each Party shall bear its own personnel and travel costs and expenses relating to Committee meetings. With the consent of the Parties (not to be withheld unreasonably), other employee representatives of the Parties may attend any Committee meeting as non-voting observers.
3.5    Decision-Making.
(a)         Escalation; Default Rules for Resolution. With respect to any decisions delegated to the Committees, decisions of each Committee shall be made by unanimous vote, with at least one (1) representative from each Party participating in any vote. The JDRC and JCC shall use good faith efforts to reach consensus on matters within its decision-making authority. In the event the JDRC or JCC fails to reach unanimous agreement with respect to a particular matter within its authority, then such matter shall be referred to an executive of each Party who is senior in rank and authority to such Party’s JDRC or JCC representatives (“Senior Executive(s)”) who shall meet promptly and negotiate in good faith to resolve the dispute. If, despite such good faith efforts, the Senior Executives are unable to resolve such dispute (each, a “Committee Dispute”), then, Ono shall have the casting vote for the matter, except for those matters expressly set forth in Section 3.5(b) below; provided, however, any and all casting votes shall be made in good faith, and after good faith consideration of Array’s comments or requests on such matters, and with due regard for the impact of such casting vote on Development and Commercialization of the Products outside the Ono Territory.
(b)    Exceptions to Default Rules for Resolution.
(i)    To the extent the subject of a Committee Dispute is a modification of the Development Plan or the design or protocol of a Clinical Study to be conducted thereunder, Ono shall cast the deciding vote on such matter; provided that such deciding vote shall be subject to and limited by the following:
(A)    If such Committee Dispute relates to whether a new Indication outside oncology should be included in the Development Plan, then such matter shall be determined in accordance with Section 17.2 (and such determination shall become the decision of the JDRC);

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(B)    If such Committee Dispute relates to a proposal to adopt a new formulation (i.e., other than solid dose oral formulations) for use in the Ono Territory, then such matter shall be determined in accordance with Section 17.2 (and such determination shall become the decision of the JDRC); and
(C)    If such Committee Dispute relates to a proposal to develop a new fixed dose Combination Product for use in the Ono Territory, then such matter shall be determined in accordance with Section 17.2 (and such determination shall become the decision of the JDRC).
(ii)    If such Committee Dispute relates to whether to accept or reject under Section 4.4(b) a Joint Clinical Study Proposal, neither Party shall have a deciding vote, such matter shall not be determined in accordance with Section 17.2 and such Joint Clinical Study Proposal shall be adopted only as the Parties mutually agree. For clarity, once a Joint Clinical Study Proposal has been agreed by the Parties, then any Committee Dispute with respect to such Joint Development Plan or Approved Clinical Studies, or the performance thereof or changes thereto, shall be subject to resolution in accordance with Section 17.2.
(iii)    If such Committee Dispute relates to the allocation of costs for Third Party Technology under Section 2.3(a), then such matter shall be determined in accordance with Section 17.2 (and such determination shall become the decision of the JDRC).
(iv)    If such Committee Dispute relates to whether to approve a request by Ono to authorize an Investigator Sponsored Clinical Study that falls within one of the categories listed in the IST Guidelines, then such matter shall be determined in accordance with Section 17.2 (and such determination shall become the decision of the JDRC).
(v)    If such Committee Dispute relates to the establishment of trademark guidelines for use of the Binimetinib Product Trademark or Encorafenib Product Trademark to be established by the JCC, Array shall have the casting vote.
(vi)    If such Committee Dispute relates to whether any Marketing Materials, training manuals and/or Educational Materials developed and used by Ono, its Affiliates and Sublicensees for the Product in the Ono Territory are consistent with the reasonable trademark guidelines for use of the Binimetinib Product Trademark or Encorafenib Product Trademark agreed upon by the JCC, then such matter shall be determined in accordance with Section 17.2 (and such determination shall become the decision of the JDRC).
(vii)    If such Committee Dispute relates to whether any action by either Party under this Agreement would negatively impact the safety, commercial value or reputation of the Products, then such matter shall be determined in accordance with Section 17.2 (and such determination shall become the decision of the JDRC).

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

For clarity: (x) in the event of a Committee Dispute with respect to a proposed action that, pursuant to Section 3.5(a), has been referred to the Experts for a determination in accordance with Section 17.2, the Party proposing to take the action that is the subject of such dispute shall not proceed with such action unless and until the dispute has been resolved and JDRC has determined to authorize such action (either by agreement or decision of the Experts pursuant to Section 17.2); and (y) neither Party shall have the right to cast a deciding vote: (1) to excuse itself from any of its obligations specifically enumerated under this Agreement; or (2) to amend, modify or update to the Joint Development Plan. The resolution of the Experts with respect to a matter referred to the Experts for a determination pursuant to this Section 3.5 (b) shall be deemed a resolution of the JDRC thereafter and, subject to the terms and conditions of this Agreement, such decision shall be binding on the Parties.
3.6    Working Groups. Upon mutual agreement, the Parties may establish other committees or working groups (each, a “Working Group”) as they deem appropriate. These Working Groups shall report to the JDRC or JCC depending on the subject matter of such Working Group’s oversight. Each Working Group shall have equal number of representatives from each Party. Working Group may be established on an ad hoc basis for purposes of a specific project. In no event shall the authority of a Working Group exceed that of the JDRC or JCC.
3.7    Liaisons. Within thirty (30) days following the Effective Date, each Party shall appoint a representative (“Liaison”) to facilitate communications between the Parties (including, coordinating the exchange of Data and know-how of each Party as required under this Agreement) and to act as a liaison between the Parties with respect to such other matters as the Parties may mutually agree in order to maximize the efficiency of the collaboration. Each Party may replace its Liaison with an alternative representative at any time with prior written notice to the other Party. Each Party’s Liaisons shall be entitled to attend all Committee meetings. Each Liaison may bring any matter to the attention of the Committees where such Liaison reasonably believes that such matter requires attention of the Committees. Each Liaison shall be responsible with creating and maintaining a collaborative work environment within and among the Committees.
3.8    Scope of Governance. Notwithstanding the creation of the JDRC or JCC, each Party shall retain the rights, powers and discretion granted to it hereunder, and no Committee shall be delegated or vested with rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. No Committee shall have the power to amend or modify this Agreement and shall only have such powers as are specifically delegated to it hereunder. No decision of any Committee shall be in contravention of any terms and conditions of this Agreement. The Liaisons shall not have any rights, powers or discretion except as expressly granted to the Liaisons hereunder and in no event shall the Liaisons have any power to modify or amend this Agreement. It is understood and agreed that issues to be formally decided by the JDRC or JCC, as applicable, are only those specific issues that are expressly provided in this Agreement to be decided by the JDRC or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

JCC, as applicable. It is also understood that no Committee shall have any authority to take any decision over activities related to the registration and/or commercialization of the Product for use in the Array Territory.
3.9    Cost of Governance. The Parties agree that the costs incurred by each Party in connection with its participation at any meetings under this Article 3 shall be borne solely by such Party.
ARTICLE IV
DEVELOPMENT AND REGULATORY ACTIVITIES
4.1    Overview.
(a)        General. Except as otherwise expressly provided in a Joint Development Plan, Ono (itself or through its Affiliates or respective licensees or sublicensees) shall be responsible for the Development of the Products for the Ono Territory. All Development activities conducted by or on behalf of Ono hereunder shall be conducted in accordance with the Development Plan or Joint Development Plan(s), as applicable, and in compliance with applicable Law, including laws regarding environmental, safety and industrial hygiene, Good Laboratory Practice and Good Clinical Practice, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects. Except as otherwise set forth in a Joint Development Plan, Ono shall bear all of the costs and expenses which it incurs in connection with any of the activities it performs in the course of the Development of the Products for the Ono Territory.
(b)    Collaborative Development. The Parties recognize that since the Products will be developed both in the Ono Territory and the Array Territory, regulatory and budget efficiencies can be achieved through the Parties’ coordination and worldwide use of preclinical and clinical data and in cooperatively conducting certain joint Clinical Studies. Accordingly, the Parties agree that it is their mutual interest to cooperatively conduct the Approved Clinical Studies to be agreed upon and set forth in Joint Development Plans as described in Section 4.4 below.
(c)         Current Development Status. Prior to the Effective Date, Novartis AG (“Novartis”) and/or Array have independently initiated the following Clinical Studies of the Products: (i) a Phase III clinical trial in NRAS Melanoma (“NEMO Clinical Study”), (ii) a Phase III clinical trial in BRAF Melanoma (“COLUMBUS Clinical Study”), (iii) a Phase III clinical trial in BRAF Colorectal Cancer (“BEACON Clinical Study”), and (iv) those additional Phase 1 and Phase 2 Clinical Studies and Investigator Sponsored Clinical Studies set forth in Exhibit 4.1 (collectively, the “Existing Clinical Studies”). Array shall use Diligent Efforts to complete, at its expense, the Existing Clinical Studies (including all pharmacovigilance aspects), including contracting and managing any contract research organization(s) that may be involved in such Existing Clinical Studies, and Array shall keep the JDRC informed of the status thereof and Ono

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall have the opportunity to comment on the progress of the BEACON study through the JDRC. As between the Parties: (and subject to applicable agreements and consent requirements) Array shall have the right to implement modifications to any Existing Clinical Study(ies), provided that Array shall not implement any modification to any Existing Clinical Study(ies) that would prejudice Ono as regards safety or reputational issues, or the intended objectives for such Clinical Studies, or cause a material delay in such Existing Clinical Study(ies), and provided further that Array shall use Diligent Efforts to keep Ono informed through the JDRC of any material modification to any Existing Clinical Study(ies) being conducted in the Ono Territory.
(d)    Investigator Sponsored Clinical Studies. Notwithstanding Section 3.1(b)(viii) above, Ono shall have the right to authorize the protocol for Investigator Sponsored Clinical Study in the Ono Territory and support such Clinical Study at Ono’s own discretion so long as such study does not fall within one of the categories listed in the IST Guidelines, however Ono agrees to inform Array of all such Investigator Sponsored Clinical Study(ies) in order to allow Array to provide Ono comments with respect to such proposed Investigator Sponsored Clinical Study(ies) in a timely manner. For clarity, in the event that a proposed Investigator Sponsored Clinical Study falls within one of the categories listed in the IST Guidelines, then authorization of such Investigator Sponsored Clinical Study shall require the agreement between the Parties through the JDRC.
4.2    Development Plan; Amendments.
(a)        Initial Development Plan. Promptly following the Effective Date, and in any event within one hundred and twenty (120) days following the Effective Date, Ono shall prepare a plan detailing the Development activities (“Development Plan”), if any, that are necessary for obtaining Marketing Approval in the Ono Territory of (i) a Binimetinib Product and an Encorafenib Product for BRAF-mutant melanoma and (ii) a Binimetinib Product and an Encorafenib Product for BRAF-mutant colorectal cancer for review, discussion and approval (or rejection) by the JDRC. The initial Development Plan shall outline all of the regulatory activities, as well as of the Development activities, if any, planned to be conducted in order to obtain Marketing Approval in each country in the Ono Territory for the Products and Indications described in (i) and (ii) above and shall set out a more detailed description of the designs for any (A) all Clinical Studies, (B) pre-clinical studies and (C) other Development activities, that may be are necessary for obtaining the above referenced Marketing Approval and which are planned to be conducted during the first twelve (12) month period covered by such plan.
(b)    Updates and Changes to the Development Plan. Ono shall provide to the JDRC, for its review, discussion and approval (or rejection), an updated version of the Development Plan at least once each Fiscal Year, at the first JDRC meeting in each Fiscal Year; and such updated Development Plan shall include at least the level of detail regarding Ono’s Development and

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

regulatory activities for the Products as the level of detail included in the Development Plan to be provided within one hundred and twenty (120) days after the Effective Date pursuant to Section 4.2(a). In addition, Ono shall provide to the JDRC any material modifications or additions to the then-current Development Plan for review, discussion and approval (or rejection) by the JDRC.
(c)        Diligence. Ono shall use Diligent Efforts to achieve the goals set forth in the then-current Development Plan in accordance with the timelines specified therein.
4.3    Development by Ono. Except with respect to the Existing Clinical Studies and as provided in Section 4.4 (Joint Clinical Studies), subject to the oversight of the JDRC, Ono shall, at its expense, be responsible for the conduct of all further Development of the Product for the Ono Territory. Ono shall use Diligent Efforts to Develop, at its expense, the Products for the Ono Territory so as to maximize the sales potential for the Product in the Ono Territory for the initial Indications set forth in Section 4.2(a)(i) and (ii) and such other Indications as the Parties may elect through the JDRC to include within the Development Plan, including conducting Clinical Studies and other Development efforts in order to obtain and maintain Marketing Approval for the Product in the Ono Territory for such other Indications as the Parties may elect through the JDRC to include within the scope of this Agreement. Ono shall carry out all such activities in accordance with the then-current Development Plan and the provisions of this Agreement.
4.4    Joint Clinical Studies.
(a)         Joint Clinical Study Proposals. From time to time during the term of this Agreement, either Party may submit to the JDRC a proposal for one or more joint Clinical Studies that would support the filing of Marketing Approval Applications for the Product with Regulatory Authorities in both the Ono Territory and the Array Territory (a “Joint Clinical Study Proposal”). Each such Joint Clinical Study Proposal shall include a draft synopsis, proposed timelines for the conduct of such studies, as well a proposed budget for such studies. The JDRC shall review and discuss each such Joint Clinical Study Proposal and shall approve or reject such Joint Clinical Study Proposal in its discretion.
(i)    If the JDRC approves a Joint Clinical Study Proposal, such Joint Clinical Study Proposal shall thereafter be deemed to be an “Approved Clinical Study” and the JDRC will create a Working Group to prepare a full development plan (“Joint Development Plan”) covering the Approved Clinical Study based on the Joint Clinical Study Proposal. Unless otherwise agreed by the Parties, if such Approved Clinical Study(ies) are Global Registration Studies, then the cost of such Approved Clinical Study(ies) (including out-of-pocket costs incurred by the Parties together with FTE-costs associated with the Parties’ personnel managing such Approved Clinical Study) shall be allocated eighty eight percent (88%) to Array and twelve percent (12%) to Ono.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(ii)    In the event that the JDRC does not approve the Joint Clinical Study Proposal (or a substantially similar proposal) within sixty (60) days after such Joint Clinical Study Proposal has been submitted to the JDRC, the each Party shall be free to carry out at its own expense the relevant Clinical Study(ies) described in such Joint Clinical Study Proposal independently, subject to the terms of Sections 2.1 and 4.4(c).
(b)    Joint Development Plans. Pursuant to Section 4.4(a), the Working Group designated by JDRC shall in good faith discuss and prepare the Joint Development Plan covering Approved Clinical Study(ies) for review by JDRC.
(i)    Once Joint Development Plan prepared by the Working Group is approved at JDRC, the Parties shall initiate the Approved Clinical Study(ies) in accordance with the Joint Development Plan.
(ii)    In the event that the JDRC is unable to agree upon a Joint Development Plan for such Approved Clinical Study within sixty (60) days after the applicable Joint Study Proposal has been approved by the JDRC, each Party shall be free to carry out such Approved Clinical Study(ies) at its own expense independently upon notice to the other Party, and subject to the terms of Sections 2.1 and 4.4(c).
(iii)    The JDRC shall review the Joint Development Plan on an ongoing basis from time-to-time as needed. The JDRC may make adjustments to the then-current Joint Development Plan from time-to-time as it deems appropriate.
(c)     Consequences of Rejection of Joint Clinical Study Proposals or Joint Development Plan.
(i)    In case of the rejection of a Joint Clinical Proposal by the JDRC pursuant to Section 4.4(a)(ii) or the inability of the Parties to agree upon a Joint Development Plan for an Approved Clinical Study as described in Section 4.4(b)(ii), each Party may, upon notice to the other Party, conduct the relevant Clinical Study described in the Joint Clinical Study Proposal (hereinafter the “Declined Clinical Study”) at its own expense, subject to Section 2.1 above; provided, however, that:
(A)    any Declined Clinical Study conducted by Ono (or its Affiliates or Sublicensees) shall be conducted solely within the Ono Territory;
(B)    each Party, should it elect to conduct any Declined Clinical Study on its own shall keep the JDRC and the other Party informed as to the design of any such Declined Clinical Study(ies) to be conducted by or under its authority;
(C)    any Declined Clinical Study conducted by Array or PFM shall be permitted to include clinical sites within the Ono Territory to the extent consistent with the requirements of Section 4.5;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(D)    if the Party that is not conducting a Declined Clinical Study (the “Non-Performing Party”) determines reasonably and in good faith that the Declined Clinical Study is reasonably likely to adversely affect the Development or Commercialization of the Products in the Field, then the Party performing such Declined Clinical Study (the “Performing Party”) shall not undertake such Declined Clinical Study unless and until the JDRC determines that such Declined Clinical Study should be permitted; and
(E)    The Performing Party shall provide formal written reports of the results of the Declined Clinical Study and the costs of such Declined Clinical to the Non-Performing Party when such written reports are available, and the JDRC during meetings of the JDRC, upon request of the other Party but not more than twice a year during the period in which any study within the Declined Clinical Study is being performed. For clarity, Section 18.11 shall apply with respect to Declined Clinical Studies undertaken by either Party in accordance with this Section 4.4(c).
(ii)    Costs of Declined Clinical Studies and Use of related Data. The Performing Party shall bear all costs associated with Declined Clinical Studies it undertakes. If Ono (or an Ono Affiliate or Sublicensee) submits to a Regulatory Authority in Ono Territory Data generated by Array (including its Affiliates) or a Third Party Partner pursuant to a Declined Clinical Study (either directly or by reference under Section 4.8 below) for purposes of obtaining new or expanded Marketing Approval for the Product for the same Indication that was the subject of study in such Declined Clinical Study, Ono shall reimburse Array an amount equal to [ * ] of the costs incurred by Array (including by its Affiliates) and/or such Third Party Partner for the Declined Clinical Study. If Array (including its Affiliates) and/or PFM submits to a Regulatory Authority in the Array Territory Data generated by Ono pursuant to a Declined Clinical Study (either directly or by reference under Section 4.8 below) for purposes of obtaining new or expanded Marketing Approval for the Product for the same Indication that was the subject of study in such Declined Clinical Study, Array shall reimburse Ono an amount equal to [ * ] of the costs incurred by Ono (including by its Affiliates) for the Declined Clinical Study. Notwithstanding the foregoing, in the event that Ono is the Non-Performing Party and the PMDA (or MHLW), based on the fact that the Declined Clinical Study utilized clinical sites in Japan, compels Ono to file for a new or expanded Marketing Approval for the Product based on the Data generated by Array pursuant to a Declined Clinical Study, then the foregoing obligation to reimburse Array [ * ] of the costs of the Declined Clinical Study shall be waived.
(d)    Except for Investigator Sponsored Clinical Studies included in the Existing Clinical Studies, neither Party shall authorize or support an Investigator Sponsored Clinical Study or any Post-Approval Marketing Clinical Study in the other Party’s territory without obtaining prior written consent.
(e)    Development Efforts; Manner of Performance; Reports.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(i)    Development Efforts. Each of Array and Ono shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the Joint Development Plan(s), and to cooperate with the other in carrying out the Joint Development Plan(s), in accordance with the timetables therein. Each Party and its Affiliates shall conduct its Development activities in good scientific manner and in compliance with applicable Law, including Laws regarding environmental, safety and industrial hygiene, Good Manufacturing Practice, Good Laboratory Practice and Good Clinical Practice, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects. Before commencement of each Clinical Study pursuant to a Joint Development Plan, the JDRC shall define the common database format to be used, the owner of such database, the access of the other Party to the database, and the relevant clinical information to be contained within. This will be done in a manner designed to address both FDA and PMDA requirements.
(ii)    Day-to-Day Responsibility. Each Party shall be responsible for day-to-day implementation of the Development activities for which it (or its Affiliate) has or otherwise is assigned responsibility under this Agreement or the Joint Development Plan(s) and shall keep the other Party reasonably informed as to the progress of such activities, as determined by the JDRC.
(iii)     Development Reports. At each meeting of the JDRC, each Party shall report on the Development activities such Party, its Affiliates, Sublicensees and Third Party Partners (subject in the case of Third Party Partners, to confidentiality obligations Array owe to such Third Party Partners) has performed or caused to be performed under all ongoing Approved Clinical Studies since the last meeting of the JDRC, evaluate the work performed in relation to the goals of the applicable Joint Development Plans and provide such other information as may be reasonably requested by the JDRC with respect to such Development activities. If a Party fails to adequately provide such report at a meeting of the JDRC, the other Party may request, and such Party shall provide to such other Party, a written progress report that includes information regarding accrual, site initiation, progress on protocol writing, meeting requests and briefing documents, in the case of clinical or regulatory activities, and in other cases such information as is reasonably necessary to convey a reasonably comprehensive understanding of the status of the applicable Development activity.
(f)         Ownership of INDs for Approved Clinical Studies. Ownership of all INDs and other related regulatory filings filed in connection with each Approved Clinical Study shall be specified in the Joint Development Plan for such Approved Clinical Study, provided that in the absence of any agreement to the contrary in the Joint Development Plan, Ono shall be the owner of all INDs and other related regulatory filings filed in connection with each Approved Clinical Study in the Ono Territory and Array shall be the owner of all INDs and other related regulatory filings filed in connection with each Approved Clinical Study in the Array Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.5    Right to Conduct Clinical Studies in Other Party’s Territory.
(a)     Generally. Neither Party shall conduct Clinical Studies in the other Party’s Territory without the prior written approval of the other Party, except that Array shall be entitled to conduct Declined Clinical Studies utilizing sites within the Ono Territory without obtaining Ono’s consent (but prior notification is required), subject to the following:
(i)         Array shall not conduct Clinical Studies for a Product in the Ono Territory with respect to an Indication for which such Product has received Marketing Approval in the Ono Territory if Ono reasonably believes that the conduct of such Clinical Studies is likely to materially adversely affect the commercial value of such Product. In the event of a dispute between the Parties as to whether Ono’s belief regarding the harm to its market is reasonable, the Parties shall promptly resolve such matter in accordance with the provisions of Section 17.2 below; provided that Array shall not conduct such Clinical Studies in the Ono Territory unless and until such matter is resolved in favor of such Clinical Studies proceeding.
(ii)     Prior to commencing a Clinical Study in countries of the Ono Territory, Array shall inform and coordinate with Ono regarding the conduct of such Clinical Study. In the event that Array proceeds with a Clinical Study in the Ono Territory without Ono’s participation, then the Parties shall enter into a pharmacovigilance agreement pursuant to which Array shall provide Ono with the safety data.
(b)    Combination Studies with [ * ] in the Ono Territory. Without limiting the limitations described in Section 4.5(a), Array further agrees as follows:
(i)     Array shall not sponsor any Clinical Studies of Binimetinib and/or Encorafenib in combination with a [ * ] (“Combination Studies”) where the such Clinical Studies are conducted solely for purposes of obtaining Marketing Approval of the studied [ * ] in combination with Binimetinib and/or Encorafenib in the Ono Territory (“Local Studies”); and
(ii)     Array shall not supply Binimetinib, Encorafenib or Products to any Third Party for use in the conduct of Local Studies; and
(iii)    Array shall not include clinical sites in the Ono Territory in any Combination Study, including but not limited to Phase1/2 studies, sponsored by Array that is intended to support Marketing Approval of the studied [ * ] in combination with Binimetinib and/or Encorafenib in the United States or Europe (“Global Studies”), unless Ono has previously declined a Joint Clinical Study Proposal to conduct a Global Registration Study in the same patient population for a [ * ], Binimetinib and/or Encorafenib combination. For the avoidance of doubt, Array shall make [ * ], Binimetinib and/or

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Encorafenib combination the highest priority in case Array intends to sponsor any Clinical Study of Binimetinib and/or Encorafenib in combination with a [ * ] in the Ono Territory.
For clarity, it is understood and agreed that (w) nothing in this Section 4.5 shall prevent Array from supplying Third Parties with Binimetinib, Encorafenib or Products for use by such Third Party in Combination Studies so long as such Combination Studies are not Local Studies, (x) in the event Array determines to supply any Third Party with Binimetinib, Encorafenib or Products for use by such Third Party in any global Combination Studies sponsored by such Third Party that includes the Ono Territory, Array shall notify Ono of such supply of Binimetinib, Encorafenib or Products to such Third party promptly following Array’s decision to supply such Third Party, (y) Array shall have no obligation to prevent Third Parties from acquiring Product on the open market for use in conducting Local Studies, and (z) the restrictions in this Section 4.5(b) shall not apply to PFM, and shall immediately terminate upon a Change in Control of Array; provided however that, any Combination Study shall be conducted subject to appropriate firewall procedures as described in Section 18.10 to segregate such activities (and the personnel conducting such activities) from the activities performed by or on behalf of Array pursuant to this Agreement, to ensure that [ * ] is used in connection with such Combination Study in case of Change in Control of Array.
(c)     Ono acknowledges that under the PFM Agreement, PFM has a right under certain circumstances to conduct Clinical Studies in the Ono Territory. Without limiting PFM’s rights under the PFM Agreement, Array agrees that in the event that PFM submits an Additional Development Proposal (as defined in the PFM Agreement) that would utilize clinical sites in the Ono Territory, Array shall submit such proposal to the JDRC as a Joint Clinical Study Proposal under Section 4.4(a) and provide Ono the opportunity to include the Clinical Study described in such Additional Development Proposal as an Approved Clinical Study under this Agreement.
4.6    Regulatory Submissions and Marketing Approvals.
(a)     Regulatory Responsibilities. Ono or its Affiliates shall be responsible for seeking and attempting to obtain all Marketing Approvals for the Products in the Field in the Ono Territory, and Array or its Affiliate or licensees shall be responsible for seeking and attempting to obtain all Marketing Approvals for the Products in the Field in the Array Territory.
(b)    INDs. Except for any INDs filed by Array in the Ono Territory (i) with respect to an Approved Clinical Study for which the Parties agree in the applicable Joint Development Plan that the applicable Regulatory Filing will be owned by Array, and/or (ii) with respect to Clinical Studies conducted by Array in one or more countries of the Ono Territory pursuant to Section 4.5 above, which Regulatory Filings, the “Array Regulatory Filings”, shall be owned by Array, Ono shall be responsible, at its expense, for filing, obtaining and maintaining, and shall own, all INDs for the Product in the Ono Territory.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)    Ownership of Marketing Approvals. Ono or an Ono Affiliate shall own and maintain Marketing Approvals for the Products in the Field in the Ono Territory including all regulatory submissions and applications, provided that Ono may assign Marketing Approvals for the Product to its Affiliates or permitted Sublicensees to the extent that such Affiliates or permitted Sublicensees have been delegated primary responsibility for the commercialization of the Product in such countries. As between the Parties, Array or an Array Affiliate shall own all regulatory submissions, including all applications, for Marketing Approvals for the Products in the Field in the Array Territory.
(d)    Regulatory Cooperation. Except with respect to (i) the Existing Clinical Studies, (ii) any Approved Clinical Studies for which Array is the owner of the IND in a given country in the Ono Territory, and/or (iii) with respect to Clinical Studies conducted by Array in one or more countries of the Ono Territory pursuant to Section 4.5 above, Ono shall be responsible for liaising with and managing all interactions with Regulatory Authorities in the Ono Territory, including with respect to all Regulatory Filings for the Product in the Ono Territory (other than the Array Regulatory Filings) and Array shall cooperate with Ono in such regulatory interactions (e.g. Ono’s correspondence to matters of inquiry from Regulatory Authorities) in a timely manner. Array shall be entitled to participate in such interactions as provided in this Section 4.6(d) subject to receipt of any required permissions of such Regulatory Authorities in the Ono Territory. Ono shall be entitled to participate in interactions with Regulatory Authorities in Korea with respect to the Existing Clinical Studies as provided in this Section 4.6(d) subject to receipt of any required permissions of such Regulatory Authorities in Korea. Ono shall also be entitled to attend selected material meetings with the FDA as an observer.
(i)    To the extent relating to a Product within the Ono Territory or activities under this Agreement, Ono shall provide Array with:
(A)    reasonable advanced notice of substantive meetings (or telephone or similar substantive interactions) that are either scheduled or initiated by or under the authority of Ono with a Regulatory Authority in the Ono Territory and immediate notice of any unscheduled substantive interactions that are initiated by such a Regulatory Authority (including, the PMDA or MHLW or any committee to whom the PMDA or MHLW have delegated activities relating to the review or approval of MAAs filed with the PMDA) other than meetings or interactions with any such Regulatory Authority pertaining to Pricing and Reimbursement Approval of the Product in the applicable country, and advance copies of all related documents and other relevant information relating to such meetings or other contact except where the provision of advance copies is not possible as in the case of unscheduled substantive interactions that are initiated by a Regulatory Authority.
(B)    an opportunity to have up to two (2) representatives attend all substantive meetings and interactions with Regulatory Authorities in the Ono Territory, subject to receipt of any required permissions of such Regulatory Authorities in the Ono Territory, and if requested by Ono or required

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under applicable Law, to actively participate in, all substantive meetings and interactions with any Regulatory Authority in the Ono Territory; provided that Ono shall not be required to delay the occurrence of any substantive meetings or interactions with any such Regulatory Authority to the extent that Array representatives are not available to attend such substantive meetings or interactions on the date and time the same are scheduled to occur; and in any case, Ono shall keep Array informed as to all material interactions with Regulatory Authorities within the Ono Territory; and
(C)    a copy of any material documents, information and correspondence that Ono (or its designee) proposes to submit to a Regulatory Authority in the Ono Territory relating to Regulatory Filings for the Product reasonably in advance of the date on which such documents, information and/or correspondence are proposed to be submitted, together with English translations thereof, if such translations exist. Array shall have the right to consult with, and provide comments to, Ono in connection with (1) any substantive meetings and/or interactions with Regulatory Authorities in the Ono Territory and (2) any material documents, information and correspondence that Ono (or its designee) proposes to submit to any Regulatory Authority in the Ono Territory; and Ono shall consider in good faith all reasonable comments provided by Array with respect to such meetings, interactions, documents, information and/or correspondence. Without limiting the foregoing, Ono shall provide to Array copies of the proposed labeling for the Product in the local language to be filed in the Ono Territory. Additionally, Ono shall provide Array with (1) a copy of the MAA in electronic format provided that in cases where the MAA was not filed electronically, Ono will provide the electronic files used to generate such submission, and (2) copies of the final labeling for the Product in the local language in all countries in the Ono Territory in which Ono obtains Marketing Approvals. Array shall provide to Ono copies of the proposed labeling for the Product in the local language to be filed by Array in USA and by PFM in France, Germany, Italy, Spain and the United Kingdom. Additionally, (1) Array shall provide Ono with a copy of the MAA filed by Array with the FDA and a copy of the MAA filed by PFM with the EMA, in each case in electronic format, provided that in cases where the MAA was not filed electronically, Array will provide the electronic files used to generate such submission, and (2) Array shall provide to Ono copies of the final labeling for the Product in the local language in all countries in the Array Territory in which Array and Array’s Third Party Partners obtains Marketing Approvals.
(ii)    The Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Clinical Studies, manufacturing or pharmacovigilance activities with respect to the Product are conducted by or on behalf Ono pursuant to this Agreement, whether such site or facility is Ono’s or its Affiliate’s or Subcontractor’s (each an “Audited Site”). Array shall be given a reasonable opportunity (taking into account the timing and notice provided by the applicable Regulatory Authority) to assist in the preparation of the Audited Sites for inspection, where appropriate, and to attend any inspection by any Regulatory Authority of the Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection subject to any required

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

permission of such Regulatory Authorities. If such attendance would result in the disclosure to Array of Confidential Information unrelated to the subject matter of this Agreement, upon Ono’s request the Parties shall enter into a reasonable and customary confidentiality agreement with respect to such unrelated subject matter. Ono shall use Diligent Efforts to secure for the other Party the rights set forth in this Section 4.6(d)(ii) from its Subcontractors. In the event that Ono is unable to secure such inspection rights from any of its Subcontractors, Ono agrees to secure such rights for itself and, if requested by Array, shall exercise such rights, at its own expense, on behalf of Array and fully report the results thereof to Array. In the event that any Audited Site is found to be non-compliant with one or more Good Laboratory Practice, Good Clinical Practice, Good Manufacturing Practice or current standards for pharmacovigilance practice, Ono shall submit to Array a proposed recovery plan or Corrective and Preventative Actions (“CAPA”) within a reasonable period after Ono, its Affiliate or its Subcontractor receives notification of such non-compliance from the relevant Regulatory Authority and Ono shall use Diligent Efforts to implement such recovery plan or CAPA promptly after submission.
(iii)    Ono shall propose to the JDRC, and the JDRC shall review and approve or reject on the overall strategy of all material Regulatory Filings with applicable Regulatory Authorities in the Ono Territory through JDRC (other than any such Regulatory Filings pertaining to Pricing and Reimbursement Approval of the Product in the Ono Territory) prior to their submission or filing by or under the authority of Ono. Ono shall have the sole right to negotiate with, and obtain from, the applicable Regulatory Authorities a reimbursement drug price of the Products within the Ono Territory. [ * ]
(iv)    Each Party shall promptly provide the other Party with copies of all material documents, information and correspondence received from a Regulatory Authority within the Ono Territory as well as Array Territory directed to the Development of the Product for Commercialization within the Ono Territory (including a written summary in English of any material communications in which such other Party did not participate) and, upon reasonable request, with copies of any other documents, reports and communications from or to any Regulatory Authority within the Ono Territory directed to the Product or activities under the Agreement.
(v)    Notices, copies of submissions and correspondence, and other materials to be given in advance as provided in this Section 4.6(d) shall be provided in any event not less than a reasonable time in advance.
4.7    Exchange of Data and Know-How.
(a)        By Array. Array or its Affiliates will make available to Ono, all additional (i.e., beyond that already made available to Ono as of the Effective Date) Array Know-How relating to Binimetinib, Encorafenib and the Products containing Binimetinib or Encorafenib currently under Development by Array that exists as of the Effective Date as may be reasonably requested

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by Ono, in each case that is reasonably available to Array and is necessary or materially useful for Ono to Develop, Manufacture and/or Commercialize the Product(s) in accordance with this Agreement, including all Data from the Existing Clinical Studies and any other Clinical Studies and pre-Clinical Studies for the Product that have been conducted by or on behalf of Array prior to the Effective Date. Array shall make any such Data available in the original language in which such Data was generated.
(b)    By Either Party. During the term of this Agreement, Array shall provide to Ono all Array Know-How, and Ono shall provide to Array all Ono Know-How, that is generated during the term of this Agreement and that has not previously been provided hereunder, in each case promptly upon request by the other Party. The Party providing such Party’s know-how shall provide the same in electronic form to the extent the same exists in electronic form, and shall provide copies or an opportunity to inspect (and copy) for all other materials comprising such know-how (including, for example, original patient report forms and other original source data). Any Data provided by one Party to the other under this Subsection 4.7(b) shall be provided in the original language in which such Data was generated, provided that, with respect to Data relating to any Joint Development Plan, if such original language is not English, then the Party supplying such Data shall also provide English translations thereof and the expense for such English translations shall be borne by the receiving Party. The Parties will cooperate and reasonably agree upon formats and procedures to facilitate the orderly and efficient exchange of the Array Know-How and the Ono Know-How in accordance with the last sentence of Section 4.7(b).
4.8        Rights of Reference and Access to Data. Subject to Section 2.4 and 4.7, each Party shall have the right to cross-reference the other Party’s Regulatory Filings (and in the case of Ono, Array’s Third Party Partners’ Regulatory Filings) related to the Products, and to access such Regulatory Filings and any Data therein and use such Data in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data in its own Regulatory Filings for Product; provided, however, that with respect to Data obtained from Declined Clinical Studies conducted at the Performing Party’s expense in accordance with Section 4.4(c), the Non-Performing Party’s right to cross-reference, or to include such Data in its Regulatory Filings for Product, shall be subject to compliance with the corresponding reimbursement obligation set forth in Section 4.4(c)(ii). Each Party hereby grants to the other Party, its Affiliates and Sublicensees (or in the case of Array, its other licensees) a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent right of access/reference in any other country or region, to any Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliate that relates to the Product for use by the other Party to Develop and Commercialize the Product in the Field pursuant to this Agreement, subject to Section 4.4(c)(ii) above. Each Party or such Affiliate shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region or otherwise provide

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

appropriate notification of such right of the other Party to the applicable Regulatory Authority. Each Party will provide, and cause its Affiliates to provide, cooperation to the other Party to effect the foregoing.
4.9    Inspection Right.
(a)         Ono shall, and shall require its Affiliates to, permit Array, and/or an authorized representative reasonably acceptable to Ono, to enter the relevant facilities of Ono and its Affiliates during normal business hours and upon reasonable advance notice to inspect and verify compliance with applicable regulatory and other requirements, as well as with this Agreement, with respect to all matters relating to the Product, all Ono Know-How to be provided to Array pursuant to Section 4.7 and the activities generating such Ono Know-How. Such inspection right shall include the right to examine any internal procedures or records of Ono and/or its Affiliates relating to the Product. Ono and its Affiliates shall give Array or its authorized representative, all necessary and reasonable assistance for a full and correct carrying out of the inspection. Such inspection shall not relieve Ono of any of its obligations under this Agreement.
(b)    Ono shall use Diligent Efforts to secure for Array the rights set forth in Section 4.9(a) from Ono’s Sublicensees and other contractors for the Product. In the event Ono is unable to secure such inspection rights from any of its Sublicensees or contractors, Ono agrees to secure such rights for itself and, if requested by Array, Ono shall exercise such rights, at Array’s expense, on behalf of Array and fully report the results thereof to Array.
4.10    Patient Samples. To the extent permitted by applicable Laws, each Party shall own or control any patient samples (together with compilations of Data comprising annotations, or correlating outcomes, with respect to such samples, “Patient Samples”) collected and retained in connection with Clinical Studies of which it is the sponsor.
4.11    Reporting; Adverse Drug Reactions.
(a)        Array shall hold and maintain the global safety database with respect to the Products. Array shall be responsible for core safety management of the Product, as provided in a pharmacovigilance agreement executed by the Parties pursuant to section 4.11(b), within and outside the Ono Territory; and Ono shall cooperate with and assist Array, as requested and/or as provided in the pharmacovigilance agreement executed by the Parties, to enable Array to meet its regulatory reporting requirements with respect to the core safety management for the Product within and outside the Ono Territory. Ono shall be responsible for all other pharmacovigilance activities associated with the Product in the Ono Territory, including filing all reports required to be filed in order to maintain any IND for the Product filed by or under the authority of Ono as the sponsor, and/or any Marketing Approvals granted for the Product, in the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Ono Territory (including reporting of adverse drug experiences, product quality complaints and safety data relating to the Product in the Ono Territory). Each Party shall promptly notify the other Party with respect to any material changes or material issues that may arise in connection with any IND for the Product filed by or under the authority of such Party as the sponsor, and/or any Marketing Approvals for the Product, in any country within such Party’s territory.
(b)    The Parties shall enter into pharmacovigilance agreements on reasonable and customary terms no less stringent than those required by applicable ICH Guidelines, including: (i) providing detailed procedures regarding the responsibilities for the creation and maintenance of core safety information (e.g.,: Core Data Sheet, Risk Management Plan, Local Product Safety Labeling, Development and Product Safety Updates); (ii) the exchange of safety data relating to the Product within and outside the Ono Territory within appropriate time frames and in an appropriate format to enable each Party to meet its expedited and periodic regulatory reporting requirements; and (iii) ensuring compliance with the reporting requirements of all applicable Regulatory Authorities on a worldwide basis for the reporting of safety data in accordance with all applicable legal and regulatory requirements regarding the management of safety data. Promptly following the Effective Date but no later than sixty (60) days before Ono’s IND filing for the first Clinical Study in the Ono Territory, the Parties shall enter into such a pharmacovigilance agreement, which shall be applicable to such pre-marketing safety information that will be available from Clinical Studies. As soon as practicable following the Effective Date, the Parties shall initiate negotiation of a post-marketing safety data exchange agreement, and shall enter into such agreement no later than sixty (60) days before approval of such MAA by Regulatory Authority (or as otherwise agreed by the Parties), which shall be applicable to such post-marketing safety information that will be available from post-marketing experiences with the Product.
ARTICLE V
COMMERCIALIZATION AND PROMOTION
5.1    Ono Commercialization.
(a)    Ono’s Responsibility. Except as provided below, Ono shall be responsible for, and shall control the conduct of, the Commercialization of the Products in the Ono Territory, at its expense, in accordance with Section 8.1.
(b)    Commercialization Plan.
(i)    No later than one hundred eighty (180) days prior to the anticipated filing of the first MAA in the Ono Territory, Ono shall provide Array with the plan for Commercialization of the Product in the Ono Territory (“Commercialization Plan”) through JCC. Further, Array shall also provide Ono with Array’s plan for commercialization of the Product in USA and, to the extent it is able to do so

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

without violating its contractual obligations to PFM, PFM’s plan for commercialization of the Product in France, Germany, Italy, Spain and the United Kingdom, in each case through JCC, in order for Ono to maximize its commercial activities conducted in the Ono Territory.
(ii)    Ono shall provide to the JCC an updated version of the Commercialization Plan for its review during the JCC meeting; and such updated Commercialization Plan shall include an equivalent level of detail regarding Ono’s Commercialization activities for the Products as the level of detail included in the Commercialization Plan. Further, Array shall also provide to the JCC an updated version of the commercialization plan for the USA and, to the extent it is able to do so without violating its contractual obligations to PFM, an updated version of PFM’s plan for commercialization of the Product in France, Germany, Italy, Spain and the United Kingdom for their review during the JCC meeting to be provided pursuant to Section 5.1(b)(i).
(iii)    Ono shall use Diligent Efforts to carry out, and to cause its Affiliates and Sublicensees to carry out, all Commercialization of the Products in the Ono Territory in accordance with the then-current Commercialization Plan and the provisions of this Agreement.
(c)        Marketing Materials. Marketing, advertising and promotional materials (“Marketing Materials”) concerning the Products for use in the Ono Territory, as well as training manuals and education and communication materials (“Educational Materials”) for sales representatives in the Ono Territory shall be developed and prepared by Ono, at its own expense. Array shall provide reasonable assistance to Ono in connection with the foregoing, including supplying to Ono representative forms of Marketing Materials, training manuals and Educational Materials for the Product used by Array in the United States, France, Germany, Italy, Spain and the United Kingdom, which Ono, its Affiliates and Sublicensees may adapt for use in the Ono Territory. Any Marketing Materials, training manuals and/or Educational Materials developed and used by Ono, its Affiliates and Sublicensees for the Product in the Ono Territory shall be consistent with the Marketing Approval in the applicable country and with the reasonable trademark guidelines for use of the Binimetinib Product Trademark and Encorafenib Product Trademark agreed upon by the JCC, and shall comply with all applicable Laws, rules and regulations. Ono shall keep Array reasonably informed with respect to Marketing Materials and Educational Materials used in the in the Ono Territory and shall provide to Array copies (in electronic form) of any Marketing Materials and/or Educational Materials to be used in the Ono Territory for the Product developed by Ono (and/or any of its Affiliates or Sublicensees) and any material changes to any such Marketing Materials and/or Educational Materials.
ARTICLE VI
PAYMENTS

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.1    Upfront Fee. Ono shall pay to Array a license fee equal to Three Billion Five Hundred Million Japanese Yen (¥3,500,000,000), on or before the date that is ten (10) Business Days after the receipt by Ono of invoice for such license fee and the taxation documents expressly described in Section 7.3. This license fee set forth in this Section 6.1 shall not be refundable or creditable against any future milestone payments, royalties or other payments by Ono to Array under this Agreement.
6.2    Milestone Payments.
(a)        BEACON Milestone Payments. Ono shall pay to Array the milestone payments set out below following the first achievement by Array of the corresponding milestone events set out below with respect to the Product, in accordance with this Section 6.2(a) and the payment provisions in Article 7:

Milestone Event	Milestone Payment
1. [ * ]	¥[ * ]
2. [ * ]	¥[ * ]
3. [ * ]	¥[ * ]
4. [ * ]	¥[ * ]
With respect to the milestones set forth in this Section 6.2(a), the total amount of such milestones to be paid by Ono to Array shall not exceed [ * ].
(b)    Regulatory and Sales Milestone Payments. In addition, Ono shall pay to Array the milestone payments set out below following the first achievement by Ono, and/or any of its Affiliates or Sublicensees, of the corresponding milestone events set out below with respect to the Product, in accordance with this Section 6.2(b) and the payment provisions in Article 7:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Milestone Event	Milestone Payment
Regulatory Milestone Event
1. [ * ]	¥[ * ]
2. [ * ]	¥[ * ]
3. [ * ]	¥[ * ]
4. [ * ]	¥[ * ]
5. [ * ]	¥[ * ]
6. [ * ]	¥[ * ]
7. [ * ]	¥[ * ]
8. [ * ]	¥[ * ]
Sales Milestone Event
1. [ * ]	¥[ * ]
2. [ * ]	¥[ * ]
3. [ * ]	¥[ * ]
4. [ * ]	¥[ * ]
5. [ * ]	¥[ * ]
With respect to the milestones set forth in this Section 6.2 (b), the total amount of such milestones to be paid by Ono to Array shall not exceed [ * ].
(c)     Certain Definitions. For purposes of Section 6.2(b) above:
(i)    “Binimetinib Product” shall mean a Product containing Binimetinib as an active pharmaceutical ingredient;
(ii)    “Encorafenib Product” shall mean a Product containing Encorafenib as an active pharmaceutical ingredient; and
(iii)    [ * ]
(d)    Reports and Payments. Array shall notify Ono in writing within fifteen (15) Business Days after the achievement of each milestone set out in Section 6.2(a) by Array. Then, the corresponding milestone payment shall be due within thirty (30) days of receipt by Ono of an invoice for payment and the taxation documents delivered from Array. Ono shall notify Array in writing within fifteen (15) Business Days after the achievement of each milestone set out in Section 6.2(b) by Ono, or any of its Affiliates or Sublicensees. Then, the corresponding milestone payment shall be due within thirty (30) days of receipt by Ono of an invoice and the taxation documents delivered from Array. Any milestone payable by Ono pursuant to this Section 6.2 shall be made only once with respect to the achievement of each milestone set out in Section 6.2(a) and Section

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.2(b) above, regardless of subsequent or repeated achievement of such milestone event by any Product.
6.3    Earned Royalties For Products. During the term of this Agreement, Ono shall pay to Array, on a quarterly basis, a royalty on the Net Sales of Products by Ono, its Affiliates or Sublicensees. Such royalty shall be paid quarterly, at the applicable rates set forth in Section 6.3 below, based on the Annual Net Sales of all Products, subject to the adjustments set forth in Sections 6.4 to 6.7 (the “Royalty Payments”).
(a)        General.
(i)    Subject to the other provisions of Sections 6.4 to 6.7, the applicable royalty rate shall be as follows:

Annual Net Sales in a Given Fiscal Year	Royalty Rate
With respect to the portion of Annual Net Sales lower than or equal to [ * ]	[ * ]
With respect to the portion of Annual Net Sales greater than [ * ]	[ * ]
(ii)    Notwithstanding Section 6.3(a)(i) and subject to the other provisions of Sections 6.4 to 6.7, the royalty rate applicable to an Annual Net Sale of a Product in a country during the Secondary Royalty Term shall be equal to [ * ] of the otherwise applicable royalty rate under 6.3(a)(i).
(b)    For purposes of determining the royalty rate(s) pursuant to Section 6.3 that is or are applicable hereunder on the Net Sales of Products and for determining Net Sales for the Commercial Milestones, all Annual Net Sales of all Products in all countries of the Ono Territory shall be aggregated on a Fiscal Year basis and the applicable royalty rate shall be determined.
(c)        For purposes of determining the royalty rate applicable under Section 6.3(a)(i) and 6.3(a)(ii), the Annual Net Sales of Products for which the royalty rate is subject to adjustment under Sections 6.4 below (Reduction for Generic Competition) and of Products not subject to such adjustment shall be allocated proportionately to the two Annual Net Sales levels (i.e., to the first [ * ], and amounts over [ * ]). Such allocation shall initially be made on a quarterly basis for each calendar quarter, but shall be reconciled in the royalty report under Section 6.3(d) below for the fourth quarter of each Fiscal Year, based on total Annual Net Sales for the full Fiscal Year. If as a result of such reconciliation, Ono has underpaid Array for the full Fiscal Year, the shortfall shall be due with such final royalty payment for such Fiscal Year. If as

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

a result of such reconciliation, Ono has overpaid Array for the full Fiscal Year, Ono shall be entitled to credit such overpaid amounts against future royalties due hereunder, provided that Array shall remit any such overpaid amounts that remain uncredited as of the termination of this Agreement within fifteen (15) days after such termination takes effect.
(d)    Royalty Reports. Within forty five (45) days after the end of each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale occurs, Ono shall deliver to Array a report (each, a “Royalty Report”) setting out all details necessary to calculate the payments due under this Section 6.3, including:
(i)    gross sales of the Product in the Ono Territory in the relevant calendar quarter on a country-by-country basis;
(ii)    Net Sales in the relevant calendar quarter on a country-by-country basis;
(iii)    all relevant exchange rate conversions in accordance with Section 7.2;
(iv)    all deductions in total in accordance with Sections 1.48 and 6.5; and
(v)    the amount of any payment due from Ono to Array, calculated in accordance with this Article 6.
Simultaneously with the delivery of each such report, Ono shall pay to Array the total amounts due under Section 6.3 for the period covered by such report subject to Ono’s receipt of taxation documents.
6.4    Reduction for Generic Competition.
(a)        Initial Royalty Term. During the Initial Royalty Term for a Product in a particular country of the Ono Territory, the royalty rate applicable to such Product in such country under Section 6.3(a) (i) above is subject to reduction in certain events, based on the level of competition from Generic Versions of such Product in such country as follows. During the Initial Royalty Term for a Product in a country:
(i)    If Generic Market Share with respect to such Product in such country equals or exceeds [ * ], then for so long as such Generic Market Share with respect to such Product equals or exceeds [ * ] in such country, the royalty rate under Section 6.3(a) (i) applicable to the Annual Net Sales of such Product in such country shall be adjusted to [ * ].
(i)    It is understood that the adjustment in this Section 6.4(a) shall apply to a particular Product in a particular country only during the Initial Royalty Term for such Product in

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such country. After such Initial Royalty Term, any adjustment based on Generic Market Share of Generic Versions of such Product in such country will be governed by Section 6.4(b) below, if applicable.
(a)    Secondary Royalty Term. During the Secondary Royalty Term for a Product in a country:
(i)    If Generic Market Share with respect to such Product in such country equals or exceeds [ * ], but is less than [ * ], then the royalty rate under Section 6.3(a) (ii) applicable to the Annual Net Sales of such Product in such country shall be [ * ].
(ii)    If Generic Market Share with respect to such Product in such country equals or exceeds [ * ], then the royalty rate under Section 6.3(a) (ii) applicable to Annual Net Sales of such Product in such country shall be equal to [ * ].
(b)        Certain Terms. For purposes of this Section 6.4:
(i)     “Generic Version” means a product that: (i) contains as an active pharmaceutical ingredient a chemical composition that is assigned the same INN (international nonproprietary name) or JAN (Japanese Accepted Names for Pharmaceuticals) as is assigned to active pharmaceutical ingredient contained in the corresponding Product being marketed in the Ono Territory; (ii) obtained Marketing Approval in a country in the Ono Territory by means of an abridged procedure that relies (A) in whole or in part on the safety and efficacy data contained in the MAA for such Product submitted by Ono in such country, and (B) on establishing bioequivalence to the Product; and (iii) is legally marketed in the Ono Territory by an entity other than Ono, its Affiliates or its Sublicensees without infringing any Valid Claim of an Array Patent.
(ii)    “Generic Market Share” means, with respect to a Product in a country, for any calendar month, the fraction B/(A+B), where: A is the quantity (e.g. the number of tablets) of the Products sold by Ono, its Affiliates and Sublicensees in such country in the Ono Territory in such calendar month and B is the total quantity of the Generic Versions sold in such country in the Ono Territory in such calendar month. Generic Versions sales shall be determined by a reputable Third Party data source generally accepted in the pharmaceutical industry in the relevant country and mutually agreed by the Parties).
6.5    Third Party Licenses. If Ono or any of its Affiliates or Sublicensees (i) becomes obliged to pay any amount to a Third Party with respect to any Blocking Patent or otherwise determines in its good faith judgment with advice from independent legal counsel that it is necessary or advisable to obtain a license from any Third Party with respect to any Blocking Patent in order to make, have made, use, sell, offer for sale or import the Product for any given country of the Ono Territory, Ono may deduct up to [ * ] of any such Third Party payments from the Royalty Payment; provided that such deduction

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall not exceed in any calendar quarter [ * ] of the aggregate Royalty Payment otherwise payable in such calendar quarter, with any amounts in excess of the permitted deduction be carried forward to the subsequent calendar quarters until exhausted. As used herein, “Blocking Patent” shall mean a Patent owned or controlled by a Third Party that covers the Product in the applicable country.
6.1    Third Party Payments. Array shall be solely responsible for all Third Party license payments, milestones and royalties owed with respect to the Product, on intellectual property that is owned or licensed by Array on or prior to the Effective Date, or any Blocking Patent of which Array was actually aware but did not disclose to Ono on or prior to the Effective Date.
6.2    Aggregate Floor for Royalty Reductions. Royalty Floor. Notwithstanding Sections 6.4, 6.5, and 6.6, the Royalty Payment to Array shall not be reduced in any calendar quarter (a) during the Initial Royalty Term to less than [ * ] of the amount due under Section 6.3(a)(i), and (b) during the Secondary Royalty Term to less than [ * ] of the amount due under Section 6.3(a)(ii) (provided that any amounts in excess of the permitted deduction shall be carried forward to the subsequent calendar quarters until exhausted), unless 6.4(b) applies in which case royalty shall be as set forth therein.
ARTICLE VII
PAYMENTS; BOOKS AND RECORDS
7.1    Payment Method. All payments under this Agreement shall be made by bank wire transfer in immediately available funds to an account designated by the Party to which such payments are due. Any payments or portions thereof due under this Agreement that are not paid by the date such payments are due under this Agreement shall bear interest at a rate equal Libor US Dollars one month with respect to payments in US Dollars, or the one month equivalent interbank offered rate with respect to payments in other currencies, plus in each case [ * ] per year, calculated on the number of days such payment is delinquent, compounded monthly and computed on the basis of a three hundred sixty five (365) day year. This Section 7.1 shall in no way limit any other remedies available to the Parties.
7.2    Currency Conversion. All amounts specified in this Agreement are in Japanese Yen. All payments hereunder shall be made in US Dollars. All such payment shall be converted into US Dollars at the exchange rate (TTS rate) for the conversion of Japanese Yen into US Dollars posted by the Bank of Tokyo-Mitsubishi UFJ, Ltd. on the date on which Ono will make the applicable payment hereunder, provided that no deduction from any amount shall be made in respect of bank fees or charges. All such payments shall be paid by bank wire transfer in immediately available funds to bank account designated in writing by Array from time to time. The first designated bank account of Array shall be as follows:

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Account name:	[ * ]
Reference:	[ * ]
Account number:	[ * ]
Bank name:	[ * ]
Address:	[ * ]
Swift code:	[ * ]
[ * ]
If any currency conversion shall be required in connection with the payment of royalties or other amounts under this Agreement, such conversion shall be calculated using at the exchange rate for the conversion of foreign currency into Japanese Yen posted by the Bank of Tokyo-Mitsubishi UFJ.
7.3    Taxes.
(a)    Withholding Taxes. If Laws or regulations require withholding by Ono of any taxes imposed upon Array on account of any royalties or other payments paid under this Agreement, such taxes shall be deducted by Ono as required by Law from such payment and shall be paid by Ono to the proper taxing authorities. Ono shall use Diligent Efforts to secure official receipts of payment of any withholding tax and shall send them to Array as evidence of such payment. Array shall provide to Ono any taxation documents (Form 3 and Form 17), and the Residency Certificate of Array issued by the US Internal Revenue Service (which Residency Certificate is effective for three (3) years after its issuance to a public company) that may be reasonably necessary in order for Ono not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Without limiting the foregoing, the Parties shall exercise their reasonable efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provisions of any applicable tax treaty, and shall cooperate in filing any forms required for such reduction. Each Party shall cooperate with the other and furnish the other Party with appropriate documents to secure application of the most favorable rate of withholding tax under applicable Law (or exemption from such withholding tax payments, as applicable).
(b)    Sales Taxes. Any sales taxes (including any consumption tax or value added tax), use tax, transfer taxes, duties or similar governmental charges required to be paid in connection with the transfer to a Party of a Product (including for clarity, Drug Substance or Drug Product) produced by or on behalf of the supplying Party pursuant to this Agreement shall be the sole responsibility of the receiving Party. In the event that the supplying Party is required to pay any

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such amounts, the receiving Party shall promptly remit payment to the supplying Party of such amounts.
7.4    Records; Inspection. Ono shall keep, and require its Affiliates and Sublicensees to keep, complete, true and accurate books of accounts and records for the purpose of determining the amounts payable to Array pursuant to this Agreement. Such books and records shall be kept for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period by an independent certified public accounting firm of nationally (the US or Japan) recognized standing (the “Auditor”), chosen by Array and reasonably acceptable to Ono for the purpose of verifying the amounts payable by Ono hereunder. Such inspections may be made no more than once each Calendar Year, at reasonable times and on reasonable prior written notice. Such records for any particular calendar quarter shall be subject to no more than one inspection. The Auditor shall be obligated to execute a reasonable confidentiality agreement prior to commencing any such inspection. Inspections conducted under this Section 7.4 shall be at the expense of Array, unless a variation or error producing an underpayment in amounts payable exceeding [ * ] of the amount paid for a period covered by the inspection is established, in which case all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered shall be paid by Ono, together with interest on such unpaid amounts at the rate set forth in Section 7.1 above. The Parties will endeavor in such inspection to minimize disruption of Ono’s normal business activities to the extent reasonably practicable. For clarity, while Ono does not engage in the bundling of products as of the Effective Date, in the event that Ono elects in the future to provide a discount for the purchase of a bundle of products that includes a Product, or if its Affiliates or Sublicensees sell Product as part of said discounted bundle, such discount shall be allocated to Product, for purposes of this Agreement, based on the ratio, calculated on a quarterly basis, of Product sales to sales of all of Ono’s products sold in the Ono Territory. It is understood that the foregoing audit rights shall include the right to have the Auditor verify Ono’s compliance (and the compliance of its Affiliates and Sublicensees) with the above requirements.

ARTICLE VIII
CERTAIN COVENANTS
8.1    Diligence Obligations.
(a)        General Diligence Obligations. Ono shall use Diligent Efforts (itself or through its Affiliates) to obtain in a prompt and expeditious manner Marketing Approvals and Pricing and Reimbursement Approvals in the Ono Territory for the Products and Indications specified in the Development Plan (including, conducting any Development that may be required by the Regulatory authorities in the Ono Territory to obtain and maintain such Marketing

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Approvals), and thereafter shall use Diligent Efforts to Commercialize the Product(s) for such Indication(s) in the Ono Territory in a manner intended to maximize Net Sales in the Ono Territory as a whole. For the avoidance of doubt, a decision by Ono not to seek a new or expanded Marketing Approval for a Product in the Ono Territory based on a Declined Clinical Study or a Combination Study shall not constitute a breach by Ono of its diligence under this Section 8.1(a).
(b)     Conflicts of Interest. Ono and its Affiliates shall set prices and discounts for and shall otherwise Develop and Commercialize the Products solely in the interest of the commercial success of such Products in the Ono Territory and not for the interest of any of their other products and services.
8.2    Exclusivity of Efforts. Prior to the [ * ], neither Ono or its Affiliates, nor Array or its Controlled Affiliates, shall Commercialize in the Ono Territory: (i) a product that includes, as an active pharmaceutical ingredient, an agent that is a [ * ] (other than Binimetinib), or (ii) a product that includes, as an active pharmaceutical ingredient, an agent that is a [ * ] (other than Encorafenib), or grant the right to a licensee or distributor to Commercialize in the Ono Territory any of the above described products (each a “Competing Product”). In addition, in the event that Array terminates this Agreement for Ono’s breach pursuant to Section 13.3 during the [ * ], or Ono exercises its right to terminate this Agreement “at will” pursuant to Section 13.2 during the Initial Royalty Term, then neither Ono nor its Affiliates shall Commercialize a Competing Product or grant the right to a licensee or distributor to Commercialize a Competing Product in the Ono Territory prior to the [ * ] anniversary of the date such termination takes effect. If during the [ * ], Array Commercializes a Competing Product in the Ono Territory, the royalty payment period shall terminate and Ono may continue to Commercialize the Product. If Ono Commercializes a Competing Product in the Ono Territory during [ * ], Array may immediately terminate this Agreement. As used herein, (i) “[ * ]” means a compound that [ * ], and (ii) “[ * ]” means a compound that [ * ]. For the avoidance of doubt, [ * ] and [ * ] shall not include a [ * ].

ARTICLE IX
PRODUCT MANUFACTURING AND SUPPLY
9.1    General.
(a)    It is understood that Array procures supplies of Drug Substance and Drug Product (collectively, the “Materials”) from Subcontractors. Subject to the terms and conditions of this Agreement, Array shall supply, or secure supply of, Ono’s requirements for Materials for the Ono Territory pursuant to one or more supply agreements to be entered into by the Parties as set forth below.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)    For purposes of this Article 9, “Drug Substance” shall mean active ingredient containing Binimetinib or Encorafenib that is intended to furnish pharmacological activity or other direct effect in the diagnosis, cure, mitigation, treatment, or prevention of disease or to affect the structure or any function of the human body, but does not include intermediates used in the synthesis of such ingredient; and “Drug Product” shall mean a finished dosage form containing Drug Substance.
9.2    Related Substance Supply. Upon Ono’s written request, Array agrees to supply to Ono from available quantities in its possession (i.e., quantities not otherwise required by Array in its own development and commercialization efforts) certain related materials (e.g., reference standard, internal standard and impurities) necessary for Ono to conduct non-clinical studies, clinical studies, including, but not limited to analytical test method development and/or validation, for regulatory submissions or Commercialization in the Ono Territory, at Array’s manufacturing cost or the purchase price of Array from Array’s Subcontractors. For clarity, the forgoing supply obligations not apply to materials that are generally commercially available.
9.3    Clinical Supply. The Parties shall establish as soon as practicable following the Effective Date procedures for the supply of Materials to Ono for use in performing Ono’s Development activities under Development Plan and any Joint Development Plans that may subsequently be agreed to by the Parties, and the Parties shall enter into a clinical supply agreement and quality agreement within three (3) months of the Effective Date pursuant to which:
(a)    Array shall procure Materials on behalf of and as reasonably requested in writing by Ono, which Materials will be supplied to Ono at transfer price equal to: (i) Array’s manufacturing cost to the extent that Array or its Affiliate(s) Manufacture such Materials itself, or (ii) the purchase price paid by Array for such Materials to the extent that Array elects to have such Materials Manufactured by a Subcontractor. The clinical supply agreement shall contain forecasting and ordering procedures (including lead times), product specifications, delivery terms and other customary terms, which terms shall in all cases be consistent with Array’s contractual arrangements with its Subcontractors;
(b)    Array may place orders for Materials with its Subcontractors on Ono’s behalf, or, subject to Ono and the Subcontractors entering into an agreement or other arrangement therefor, Array shall arrange with such Subcontractors for Ono to place such orders, for shipment to Ono and for Ono to pay for such Materials directly to the particular supplier. Array shall not require Ono to place orders directly with a Subcontractor if such Subcontractor is unwilling to fulfill such orders on terms as favorable to Ono as the terms such Subcontractors have extended to Array.
(c)     Array shall use Diligent Efforts to secure for Ono the inspection rights from Array’s Subcontractors for Materials. In the event Array is unable to secure such inspection rights from any of its Subcontractors, Array agrees to secure such rights for itself and, if requested by Ono, Array

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

shall exercise such rights, at Ono’s expense, on behalf of Ono and fully report the results thereof to Ono.
9.4    Commercial Supply.
(a)         Ono shall have the right (but not the obligation) to Manufacture and/or package, or engage a Subcontractor to Manufacture, Ono’s requirements of particular Materials (e.g., Ono’s requirements of Drug Substance or Ono’s requirements of Drug Product of a particular Product) related to any Product for the Ono Territory. Promptly following Ono’s request, Array shall transfer, or cause to be transferred, to Ono or such Subcontractor all Array’s Know-How that is necessary, useful or actually used for such Manufacture, packaging and/ or testing and release of Materials (and the cost of such transfer of Array Know-How shall be borne by Ono), and shall make personnel of Array reasonably available to assist Ono and/or its contractor in implementing the Array Know-How necessary to Manufacture and/or control and release such Materials. Upon completion of the technology transfer enabling Ono to Manufacture the Materials for the Ono Territory under the Marketing Approval, Array’s supply obligations under Sections 9.2 and 9.3(b) with respect to such Materials shall terminate and Ono shall assume all supply-related liability with respect to such Materials which it Manufactures or sources from Subcontractor.
(b)    Without limiting the foregoing, Ono shall have the right to obtain from Array Ono’s commercial requirements of Materials for the Ono Territory. Upon Ono’s request, the Parties shall enter into a commercial supply agreement (a “Supply Agreement”) and commercial quality agreement (a “Quality Agreement”) on commercially reasonable terms documenting the arrangement pursuant to which:
(i)    Array shall supply Ono’s reasonable requirements for Materials for the Ono Territory, which Supply Agreement shall contain forecasting and ordering procedures (including lead times), product specifications, delivery terms and other appropriate provisions mutually acceptable, and any customary terms, which terms shall in all cases be consistent with Array’s contractual arrangements with its Subcontractors, and taking into account the regulatory requirements imposed on Ono as the holder of the Marketing Approval.
(ii)    Array has made arrangements with Novartis to transfer and validate at no cost to Ono all technology reasonably necessary for the manufacturing and analytical testing of the Materials by [ * ] so that commercial quantities of Materials and can be supplied to Ono and released for the Ono Territory;
(iii)    Materials supplied by Array to Ono for commercial sale of the Products shall be charged to Ono in an amount equal to (A) [ * ] of Array’s manufacturing cost to the extent that Array or its

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Affiliate(s) Manufacture such Materials itself, or (ii) [ * ] of the purchase price paid by Array for such Materials to the extent that Array elects to have such Materials Manufactured by a Subcontractor.
9.5    Limitation; Manufacturing by Ono. Array shall (a) cooperate fully with Ono to make available for the benefit of Ono the benefits of Array’s supply agreements and/or arrangements with its Third Party suppliers of Materials, and (b) administer such agreements or arrangements diligently and pursue its rights and remedies thereunder.
9.6    Companion Diagnostics. Array shall use Diligent Efforts to make available in the Ono Territory any Companion Diagnostic developed by or on behalf of Array for use with one or more Products.
(a)        Existing Clinical Studies. It is understood that Array is contracting or has contracted with Third Parties to develop Companion Diagnostics (i) for use with Binimetinib for the treatment of NRAS melanoma and (ii) for use with Binimetinib and Encorafenib for the treatment of BRAF melanoma. The Parties shall discuss and agree on the strategy to ensure such Third Party contractor makes such Companion Diagnostics available with respect to the Development, the registration and the Commercialization of the relevant Product(s) in such Indications in countries where the relevant Product will be Commercialized. In the event such Third Party contractor(s) fails to commercialize or ceases commercialization of a Companion Diagnostic subject to this Section 9.6(a), Array shall cooperate with Ono either to obtain from such Third Party contractor(s) quantities of such Companion Diagnostic to supply Ono’s reasonable requirements for the Ono Territory or enable Ono to conclude appropriate agreements with such Third Party contractor for commercialization of such Companion Diagnostics in the Ono Territory.
(b)    Other. It is anticipated that the development of any necessary Companion Diagnostics for use with the Products will be outsourced to Subcontractor(s) by Array. The Parties shall discuss and agree on the strategy to ensure such Subcontractor makes such Companion Diagnostics available with respect to the Development, the registration and the Commercialization of the relevant Product(s) in the Ono Territory. In the event such Subcontractor(s) fails to commercialize or ceases commercialization of a Companion Diagnostic subject to this Section 9.6(b), Array shall cooperate with Ono either to obtain from such Third Party contractor(s) quantities of such Companion Diagnostic to supply Ono’s reasonable requirements at the cost charged by the Third Party contractor to Array plus any other documented out-of-pocket costs and reasonable internal costs actually incurred by Array directly in procuring such Companion Diagnostic or enable Ono to conclude appropriate agreements with such Subcontractor for commercialization of such Companion Diagnostics in the Ono Territory.
ARTICLE X
CONFIDENTIALITY

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.1    Confidential Information. Except as expressly provided in this Agreement, the Parties agree that the receiving Party shall not provide or otherwise disclose to any Third Party, and shall not use for any purpose, any information furnished to it by the other Party hereto pursuant to this Agreement (collectively, “Confidential Information”), without the prior written consent of the disclosing Party. Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by written documentation:
(a)         was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure, or was developed by the receiving Party prior to disclosure by the disclosing Party;
(b)    was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
(c)        became generally available to the public or otherwise part of the public domain after its disclosure to the receiving Party, and other than through any act or omission of the receiving Party in breach of this Agreement;
(d)    was subsequently lawfully disclosed to the receiving Party on a non-confidential basis by a person other than the disclosing Party, and who did not directly or indirectly receive such information from disclosing Party; or
(e)         is developed by the receiving Party without use of or reference to any information or materials disclosed by the disclosing Party.
The Parties agree that Data generated in the course of performing any Joint Development Plan shall be deemed Confidential Information of both Ono and Array.
10.2    Permitted Uses; Disclosures. Notwithstanding the provisions of Section 10.1 above and subject to Sections 10.3 and 10.4 below, a receiving Party hereto may disclose the disclosing Party’s Confidential Information to: (a) in case of Array, its Affiliates, subcontractors, licensees, and Third Party Partners, (b) in case of Ono, its Affiliates, Sublicensees and Subcontractors, and, (c) in case of either Party, any other Third Parties to the extent such disclosure is reasonably necessary to exercise the rights granted to it, or reserved by it, under this Agreement, performing its obligations under this Agreement, prosecuting or defending litigation, complying with applicable governmental Laws or regulations or the rules of any public stock exchange, submitting information to tax or other Governmental Authorities or conducting Clinical Studies hereunder with respect to the Product. If a receiving Party is required by Law, regulations or guidances to make any such disclosure of the disclosing Party’s Confidential Information, to the extent it may legally do so, it will give notice to the disclosing Party of such disclosure as far in advance as is practicable and, save to the extent inappropriate in the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

case of patent applications or otherwise, shall use Diligent Efforts to secure confidential treatment of such Confidential Information of the disclosing Party prior to its disclosure (whether through protective orders or otherwise). For any other disclosures of the other Party’s Confidential Information, including: (i) in case of Array, its Affiliates, subcontractors, licensees, and Third Party Partners, (ii) in case of Ono, its Affiliates, Sublicensees and Subcontractors and (iii) in case of either Party, other Third Parties as above, a Party shall ensure that the recipient thereof is bound by a written confidentiality agreement as materially protective of such Confidential Information and the disclosing Party as this Article 10, it being however understood that, notwithstanding any other provision of this Agreement, in the case of disclosures made to academic clinical trial sites and investigators, CROs, and other Third Parties involved in the Development of the Product or Companion Diagnostic, the duration and of the confidentiality and non-use obligations provided in a Party’s agreement with such academic clinical trial sites and investigators, CROs, and/or other Third Parties may be less than the duration and of the confidentiality and non-use obligations in this Agreement so long as (A) they have a duration of at least five (5) years from the date of first disclosure of such information to such institutions, investigators, CROs, and other Third Parties, and (B) the receiving Party uses Diligent Efforts to limit the amount of information disclosed to such institutions, investigators, CROs, and other Third Parties. For clarity, it is understood that Array may use and disclose, in accordance with the foregoing, Ono Know-How provided to Array by Ono, and that Ono may use and disclose, in accordance with the foregoing, Array Know-How provided to Ono by Array in each case to the extent reasonably necessary for the Development, Commercialization and/or Manufacturing of the Product for such Party’s Territory, subject to the requirements of Sections 10.3, 10.4, 10.5 and 10.7.
10.3    Confidential Terms. Each Party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party may disclose the terms of this Agreement: (a) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (b) to the extent necessary to comply with applicable Laws and court orders, including securities Laws, regulations or guidances; provided that in the case of paragraph (b) the disclosing Party shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities Laws, regulations or guidances) allow the other Party a reasonable opportunity to review the proposed disclosure and oppose with the body initiating the process and, to the extent allowable by Law, to seek limitations on the portion of the Agreement that is required to be disclosed. In addition, with respect of the required disclosure of a redacted version of this Agreement pursuant to applicable securities Laws, regulations or guidance, the disclosing Party shall provide the other Party with a draft of any disclosure it intends to issue at least fifteen (15) Business Days in advance and take into account the other Party’s reasonable comments.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.4    Scientific Papers. Each Party through the JDRC or its designee shall provide to the other, prior to submission for publication, a draft of any articles and papers containing Confidential Information or concerning a Product which have been prepared by or on behalf of such Party (or by a Clinical Study site contracted by such Party as sponsor of the relevant Clinical Study) (each a “Scientific Paper”) to be published in indexed medical and scientific journals and similar publications (“Medical Journals”). Commencing with the receipt of such draft Scientific Paper, the receiving Party shall have fifteen (15) Business Days to notify the sending Party of its observations and suggestions with respect thereto (it being understood that, during such fifteen (15) Business Days period, no submission for publication thereof shall take place) and the Parties shall discuss these observations and suggestions. The Party proposing to publish such Scientific Paper shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to the other Party’s opportunity to obtain any Patent. The other Party may require that the publication be suspended for a period of time not exceeding sixty (60) days if a Patent may be filed using the Data or Know How covered in the proposed publication. Neither Party will publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the Receiving Party copies of any final Scientific Paper accepted by a Medical Journal, within ten (10) Business Days after the approval thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines). To enable free exchange of copyrighted material between the Parties, each Party agrees that it has or shall (i) obtain and maintain, at its own expense, an annual copyright license or equivalent license from the copyright clearance center and (ii) list the other Party as a collaborator in an agreement with the copyright clearance center if required by such agreement.
10.5    Abstracts, Posters and Slide Decks. If a Party (or a Clinical Study site contracted by such Party as sponsor of the relevant Clinical Study) intends to present findings with respect to a Product at symposia or other meetings of healthcare professionals, or international and/or US, European or Japanese congresses, conferences or meetings organized by a professional society or organization (any such occasion, a “Scientific Meeting”), such Party through the JDRC or its designee shall provide to the other Party, within ten (10) days prior to submission or presentation, as the case may be, copies of (i) all abstracts that will be submitted for publication (ii) all draft slide presentations for use in oral presentations, and (iii) all posters that will be presented at such Scientific Meeting, in each case, concerning the Product which have been prepared by or on behalf of one of the Parties, for submission or presentation. Commencing with the receipt of any such abstract, draft slide presentation or poster, the receiving Party shall have ten (10) days to inform the sending Party of its observations and suggestions with respect thereto (it being understood that, during such review period, as applicable, no submission or presentation thereof shall take place) and the Parties shall discuss these observations and suggestions. The Party proposing to publish such an abstract or make such a presentation shall, in good faith, consider the comments made by the other Party, particularly if disclosure may be prejudicial to

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the other Party’s opportunity to obtain a Patent. The other Party may require that the abstract or presentation be suspended for a period of time not exceeding sixty (60) days if a Patent may be filed using the Data or Know-How covered in the proposed abstract or presentation. A Party shall not publish or present any Confidential Information of the other Party without such other Party’s prior written consent. The sending Party shall provide to the receiving Party copies of (i) all final abstracts as soon as reasonably practicable after the approval of the Scientific Meeting, and (ii) all final posters accepted for publication or to be presented five (5) Business Days prior to the planned publication or presentation thereof (upon availability and distribution of such information assuming that providing such information is acceptable taking into consideration the publishers’ need to comply with any healthcare compliance guidelines). The Parties shall use good faith and reasonable efforts to provide the other Party with draft slide presentations in accordance with the foregoing time periods.
10.6    Registries. Each Party shall be free to (a) register/publish the Clinical Studies they are sponsoring with respect to the Product, and (b) disclose any Data from such registered Clinical Trials concerning the Product, in each case on ClinicalTrials.gov or in similar clinical trial registries; provided, however, that the Party proposing to make such disclosure shall have provided the other Party a copy of the synopsis of the Clinical Study or a detailed description of any other proposed disclosure, as applicable, that it proposes to have published in such clinical trial registry at least thirty (30) days prior to such registration or disclosure and shall, in good faith, consider the comments made by the other Party regarding the proposed registration or disclosure and the protection of any intellectual property contained therein.
10.7     Publicity. Notwithstanding anything to the contrary in Section 10.3, the Parties have agreed on a mutual press release to announce the execution of this Agreement, together with a corresponding Question & Answer outline for use in responding to inquiries about the Agreement; thereafter, each Party may each disclose to Third Parties the information contained in such press release and Question & Answer outline without the need for further approval by the other Party. Each Party may also desire to issue subsequent press releases or other public statements relating to this Agreement or activities hereunder, including information which pertains to the development and regulatory progress of any Product. Such disclosure may include, without limitation, the achievement of a milestone and any payments received in respect of such milestone in accordance with applicable Laws, as well as periodic updates regarding the status of the development and/or regulatory affairs pertaining to such Product. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases or other disclosures and obtain the approval of the other Party, no later than within five (5) Business Days prior to the issuance thereof; provided, however, that a Party may not unreasonably withhold or delay consent to such releases unless such release would adversely affect the rights or interests of such Party. After release of a press release, each Party may each disclose to Third Parties the information contained in such press release without the need for further approval by the other.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.8    Prior Non-Disclosure Agreements. Upon execution of this Agreement, the terms of this Article 10 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties, including the Confidentiality Agreement between the Parties dated August 26, 2016. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.
ARTICLE XI

PATENT PROSECUTION AND ENFORCEMENT
11.1    Ownership of Inventions.
(a)         Title to all know-how, inventions and other intellectual property made solely by Ono personnel (or that of any Affiliate) in connection with this Agreement shall be owned by Ono (or its respective Affiliate).
(b)    Title to all know-how, inventions and other intellectual property made solely by Array personnel (or that of any Affiliate) in connection with this Agreement shall be owned by Array (or its respective Affiliate).
(c)         Title to all know-how, inventions and other intellectual property made jointly by personnel of Array (or that of any Affiliate) and Ono (or that of any Affiliate) in connection with this Agreement shall be jointly owned by Array (or its respective Affiliate) and Ono (or its respective Affiliate).
(d)     Except to the extent any jointly-owned inventions or intellectual property are included in subject matter licensed by one Party to the other Party under this Agreement, each Party may only practice any such jointly-owned inventions or intellectual property for its own internal purposes, and neither Party shall have the right to enforce, license, or assign such jointly-owned inventions or intellectual property, without the prior written consent of the other Party. The filing, prosecution and enforcement of Joint Patents is described in Section 11.2(b) below. With respect to the filing, prosecution and enforcement of all other Patents directed to inventions made jointly by personnel of Array (or that of any Affiliate) and Ono (or that of any Affiliate) in connection with this Agreement that are not Joint Inventions relating to Binimetinib and Encorafenib and/or Products, the Parties shall consult with one another and mutually agree upon such actions.
11.2    Prosecution and Maintenance of Array Patents and Joint Patents.
(a)         Prosecution of Array Patents. As between Ono and Array, Array shall, have responsibility for the filing, prosecution and maintenance of all Array Patents in the Ono Territory at Array’s sole cost and expense. Array agrees to keep Ono generally informed as to the

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

course of such patent filing, prosecution, maintenance or other proceedings with respect to Array Patents. Array shall provide Ono with copies of each draft patent application with respect to Array Patents (in English, unless Japanese translation is available) to be filed as well as copies of each office action received from the relevant patent offices in each country of the Ono Territory, in each case with enough lead time where reasonably practicable, to enable Ono to review and comment on such application or action; provided that Array shall have no obligation to delay any action or response pending receipt of such comments or suggestions. Additionally, Array will provide Ono with copies of the patent applications and responses to office actions it ultimately files with the patent offices in the Ono Territory (in the original language, unless English translation is available). If Array determines not to file within any jurisdiction requested by Ono, not to continue the prosecution of, or not to continue to maintain or defend, any Array Patent in any country in the Ono Territory, or if Array otherwise determines to abandon any such Array Patent, Array shall promptly notify Ono of such determination sufficiently in advance to enable Ono to undertake or continue the prosecution, maintenance or defense of such Array Patent without a loss of rights, and Ono shall have the right to undertake or continue such prosecution, maintenance or defense at its sole cost and expense. Ono shall hold all information disclosed to it under this Section 11.2 as confidential.
(b)     Prosecution of Joint Patents. Prior to preparation and filing of any Joint Patent, the Parties shall consult with one another and mutually agree upon a lead Party to file, prosecute and maintain such Joint Patent under the names of both Array and Ono. The Joint Patents shall be prepared and prosecuted by a mutually acceptable patent law firm and allocation of costs for preparation, filing, prosecution and maintenance shall be agreed by the Parties prior to preparation and filing of such Joint Patent. Notwithstanding the foregoing, either Party may elect not to support the filing, prosecution and maintenance of all or part of any Joint Patent in any country in the world.
(c)    Patent Term Extensions. Array shall have the right, in consultation with Ono with respect to Array Patents, and Ono shall have the right, with respect to any Patents owned or Controlled by Ono, its Affiliates or Sublicensees related to the Product, to file all applications and take actions necessary to obtain patent term extensions, or similar additional or supplemental protection, with respect to the Product under statutes in any other country within the Ono Territory, which extensions shall be owned by the Party that owns or Controls the underlying Patent. If such Party declines to pursue such patent term extensions, then the other Party shall have the right on behalf of such Party to file all such applications and take all such actions necessary to obtain such patent term extensions (or similar additional or supplemental protection) with respect to the Product. In each case, the Parties shall fully cooperate to obtain such extensions and additional protection.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.3    Enforcement.
(a)        Enforcement Actions.
(i)    In the event that Array or Ono becomes aware of actual or threatened infringement or misappropriation of any Array Patent or Array Know-How in any country within the Ono Territory by the Manufacture or sale or use of an unauthorized version of a Product (“Infringing Product”), then such Party shall promptly notify the other Party in writing and the Parties shall consult with each other with respect to the strategy in response to such Infringing Product. Array shall have the first right, but not the obligation, to initiate proceedings or take other appropriate action in Ono Territory, at its own expense, against any such Third Party. If Array does not initiate proceedings or take other appropriate action within ninety (90) days of receipt of a request by Ono to initiate an enforcement proceeding, or if a legal proceeding must be commenced prior to the end of such ninety(90) day period to avoid a loss of rights, then no later than five (5) days prior to such deadline, then Ono shall be entitled to initiate infringement proceedings or take other appropriate action against an Infringing Product at its own expense. The Party conducting such action (“Enforcing Party”) shall have full control over its conduct, including settlement thereof; provided, however, that the Enforcing Party may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the rights or interests of the other Party, without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. In any event, the Parties shall assist one another and cooperate in any such litigation at Enforcing Party’s reasonable request.
(ii)    With respect to Infringing Products containing Binimetinib, Ono’s rights under Section 11.3(a)(i) are subject to the rights previously granted to AstraZeneca AB (“AZ”) pursuant to Sections 8.3.1 and 8.3.3 of that certain Collaboration and License Agreement between Array and AZ, effective as of December 18, 2003, as amended by that certain Amendment to Collaboration and License Agreement, between Array and AZ, effective as of June 1, 2009 (collectively, the “AZ Agreement”). For the avoidance of doubt, the rights granted to or retained by Array pursuant to Sections 8.3.1 and 8.3.3 of the AZ Agreement shall, to the extent relating to Infringing Products containing Binimetinib, be subject to this Agreement, including this Section 11.3. Any enforcement actions initiated by AZ with respect to an Infringing Product shall be deemed initiated by Array for purposes of Section 11.3(a)(i), and the costs and expenses incurred by Array in such enforcement action shall include any costs and expenses reimbursed or required to be reimbursed by Array to AZ in accordance with the AZ Agreement in such enforcement action. Additionally it is further understood that notwithstanding anything to the contrary in this Agreement, the AZ Agreement, and the rights granted to AZ thereunder, shall in no event constitute a breach of Sections 8.2 and 15.1.
(iii)    With respect to the responsibility and allocation of costs for the enforcement of the Joint Patents (i) against Third Party products that infringe the Joint Patents outside the Ono Territory, or (ii)

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

against Third Party products in the Ono Territory that infringe the Joint Patents but that are not “Infringing Products”, the Parties shall discuss and agree at the time when the Parties consult with respect to the strategy of such enforcement action in response to such Third Party infringement.
(b)    Recovery.
(i)     Array and Ono shall recover their respective actual out-of-pocket expenses (including attorneys’ fees), or equitable proportions thereof, associated with any litigation against infringers undertaken pursuant to Section 11.3(a) (i) or (ii) above or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be allocated as follows: (i) if Ono initiated such litigation, [ * ] of such excess amount shall be retained by Ono and [ * ] by Array, and (ii) if Array initiated such litigation, Array shall retain [ * ] of such excess amount and Ono shall obtain [ * ] of such excess amount, to the extent such excess amount represents damages relating to Manufacture or sale or use of an Infringing Product in the Ono Territory.
(ii)    With respect to enforcement actions against infringers relating to Joint Patents undertaken pursuant to 11.3(a)(iii) above, the Parties shall discuss and agree in good faith at the time when the Parties consult with respect to the strategy of such enforcement action in response to such Third Party infringement.
(c)        Cooperation. The Parties shall keep one another informed of the status of their respective activities regarding any litigation or settlement thereof concerning the Array Patents or the Array Know-How within the Ono Territory, and shall assist one another and cooperate in any such litigation at the other’s reasonable request (including joining as a party plaintiff to the extent necessary and requested by the other Party).
11.4    Third Party Infringement Claims.
(a)    If the production, sale or use of any Product in the Ono Territory pursuant to this Agreement results in a claim, suit or proceeding alleging patent infringement against Array and/or Ono (or their respective Affiliates, licensees or Sublicensees) (collectively, “Infringement Actions”), the Party subject to such claim, suit or proceeding (“Subject Party”) shall promptly notify the other Party hereto in writing and shall discuss with the other Party the strategy for defending such Infringement Actions but shall have the right to direct and control the defense thereof in its sole discretion and at its own expense, with counsel of its choice; provided, however, the other Party may participate in the defense and/or settlement thereof, at its own expense with counsel of its choice. In any event, the Subject Party agrees to keep the other Party hereto reasonably informed of all material developments in connection with any such Infringement Action. Ono agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the allegedly infringing Product

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or the Manufacture, use or sale of such Product in any country of the world, without the prior written consent of Array; and Array agrees not to settle such Infringement Action, or make any admissions or assert any position in such Infringement Action, in a manner that would adversely affect the allegedly infringing Product, or the Manufacture, use or sale of such Product, within the Ono Territory, without the prior written consent of Ono, which shall not be unreasonably withheld or delayed.
ARTICLE XII
TRADEMARKS
12.1    Display.
(a)         All packaging materials, labels and Marketing Materials for the Products shall display the Product Trademarks in katakana or in other applicable language and no other product-specific trademarks or branding.
(i)    Products Containing Binimetinib. Where possible, Ono shall utilize “mektovi” as the Product Trademark for Products containing Binimetinib. If the use of “mektovi” is not advisable for legal, regulatory or other material reasons outside the Parties’ reasonable control, in one or more countries of the Ono Territory, Ono shall utilize “balimek” as such Product Trademark is such country or countries. If neither “mektovi” not “balimek” can be used (or if it is not advisable to use them) for legal, regulatory or other material reasons outside the Parties’ reasonable control, in one or more countries of the Ono Territory, Ono may select an alternative Product Trademark reasonably acceptable to Array for use in such country or countries, with any disputes being referred to the JCC for resolution, it being understood that in resolving any such dispute the JCC shall give preference to the creation of a single brand for Products containing Binimetinib in countries where neither “balimek” or “mektovi” can be used.
(ii)    Products Containing Encorafenib. Where possible, Ono shall utilize “braftovi” as the Product Trademark for Products containing Encorafenib. If the use of “braftovi” is not advisable for legal, regulatory or other material reasons outside the Parties’ reasonable control, in one or more countries of the Ono Territory, Ono may select an alternative Product Trademark reasonably acceptable to Array for use in such country or countries, with any disputes being referred to the JCC for resolution, it being understood that in resolving any such dispute the JCC shall give preference to the creation of a single brand for Products containing Encorafenib in countries where “braftovi” cannot be used.
(b)    Each Product shall be sold in the Ono Territory under the trade name Ono or other trade name chosen by Ono and the logo of Ono; provided, however that to the extent permissible under applicable Law within the Ono Territory, such packaging materials, labels and Marketing Materials shall also display the trade name of Array in reasonable size and prominence,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

as reasonably approved by Array. The trademarks of Ono, trade dress, style of packaging and the like with respect to the Product in the Ono Territory may be determined by Ono in a manner that is consistent with Ono’s standard trade dress and style, but shall be subject to the approval by the JCC to ensure the same are consistent with Array’s global trademark guidelines.
12.2    Assignment. Subject to the terms and conditions of this Agreement, following registration of the Product Trademark(s) by Array in the Ono Territory pursuant to Section 12.3 below, Array shall assign, and shall cause its Affiliates to assign, to Ono all rights to the Product Trademark(s) so registered in the Ono Territory at Ono’s cost and expense, in each case solely for the purpose of Commercializing the Products in the Ono Territory in accordance with this Agreement. Ono shall be responsible for maintenance of such Product Trademark(s) at its cost and expense in the Ono Territory.
12.3    Registration of Trademarks and Trade Dress.
(a)         Products Containing Binimetinib. If the Product Trademark for Products containing Binimetinib is balimek or mektovi, Array (or its designee) shall use Diligent Efforts to file and register at Array’s expense and in its own name (to the extent permitted by applicable Law), appropriate registrations for such Product Trademarks in the Ono Territory. If, however, neither balimek nor mektovi is available or desirable in a given country or countries, Ono agrees to file and register, at Ono’s expense and name, appropriate registrations for an alternative Product Trademark (selected in accordance with Section 12.1(a)(i)) in such country or countries of the Ono Territory. As between the Parties, Ono shall have the sole right to file at its expense and in its own name, appropriate registrations for the trade dress utilized with the Product in the Ono Territory.
(b)    Products Containing Encorafenib. If the Product Trademark for Products containing Encorafenib is braftovi, Array (or its designee) shall use Diligent Efforts to file and register at Array’s expense and in its own name (to the extent permitted by applicable Law), appropriate registrations for such Product Trademarks in the Ono Territory. If, however, braftovi is not available or desirable in a given country or countries, Ono agrees to file and register, at Ono’s expense and name, appropriate registrations for an alternative Product Trademark (selected in accordance with Section 12.1(a)(ii)) in such country or countries of the Ono Territory. As between the Parties, Ono shall have the sole right to file at its expense and in its own name, appropriate registrations for the trade dress utilized with the Product in the Ono Territory.
12.4    Approval of Packaging and Promotional Materials. The Parties agree that the quality of the Products packaging shall be consistent with the highest standards of quality in the pharmaceuticals industry.
(a)         Mektovi/Balimek/Array. Without limiting Section 5.1(c) above, to the extent necessary to preserve Array’s legal rights in the balimek or mektovi Product Trademarks,

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Ono shall submit representative Marketing Materials, packaging and Product displaying the balimek or mektovi Product Trademarks and/or Array’s trade name to Array for Array’s review and approval (such approval shall not be unreasonably withheld or delayed) prior to the first use of such Marketing Materials, packaging or Product and prior to any subsequent change or addition to such Marketing Materials, packaging or Product; provided that if Array has not responded within ten (10) Business Days after the submission of such Marketing Materials, packaging or Product, Array’s approval will be deemed to have been received.
(b)    Braftovi/Array. Without limiting Section 5.1(c) above, to the extent necessary to preserve Array’s legal rights in the braftovi Product Trademark, Ono shall submit representative Marketing Materials, packaging and Product displaying the braftovi Product Trademark and/or Array’s trade name to Array for Array’s review and approval (such approval shall not be unreasonably withheld or delayed) prior to the first use of such Marketing Materials, packaging or Product and prior to any subsequent change or addition to such Marketing Materials, packaging or Product; provided that if Array has not responded within ten (10) Business Days after the submission of such Marketing Materials, packaging or Product, Array’s approval will be deemed to have been received.
(c)     Other. With respect to all Product Trademarks other than balimek, mektovi or braftovi, Ono shall, and shall cause its respective Affiliates and Sublicensees to, comply with trademark style and usage standards approved by Array from time to time in connection with use of the Product Trademark(s). Ono shall, and shall cause its Affiliates to, at its own expense, submit representative Marketing Materials, packaging and Product displaying such Product Trademarks to Array for approval, which approval shall not be unreasonably withheld or delayed. In the event that Array reasonably objects to a proposed usage of the Product Trademark(s), it shall give written notice of such objection to Ono within sixty (60) days of receipt of such sample, specifying the way in which such usage of its Product Trademark(s) fails to meet the style, usage or quality standards for the Product or Product Trademark set forth in the first two sentences of this Section 12.4(c). If Ono or its Affiliate wishes to use such representative Marketing Materials, it must remedy the failure and submit further samples to Array’s for approval.
12.5    Enforcement.
(a)        If either Party becomes aware of any actual or threatened infringement of any Product Trademark in the Ono Territory, such Party shall promptly notify the other Party in writing. Ono shall, at its own expense, initiate infringement proceedings or take other appropriate actions against an infringement of any Product Trademark in the Ono Territory and/or to defend any actions or proceedings involving the Product Trademarks in the Ono Territory, as the case may be. Ono shall have full control over the conduct of such action, including settlement thereof;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

provided, however, Ono may not settle any such action, or make any admissions or assert any position in such action, in a manner that would materially adversely affect the Product Trademarks in the Ono Territory nor the rights or interests of Array, without the prior written consent of Array, which shall not be unreasonably withheld or delayed. In any event, the Ono shall keep Array informed of the status of its activities regarding any litigation in the Ono Territory involving a Product Trademark or settlement thereof and Array shall assist Ono and cooperate in any such litigation at Ono’s reasonable request and expense.
(b)    Ono and Array shall recover their respective actual out-of-pocket expenses, or proportionate percentages thereof, associated with any litigation against infringers undertaken pursuant to this Section 12.5 or settlement thereof from any resulting recovery made by either Party. Any excess amount of such a recovery shall be [ * ] between Ono and Array, to the extent such recovery represents damages pertaining to the infringement of a Product Trademark in the Ono Territory.
12.6    Domain Names. Array shall own rights to, and shall be responsible, at its own expense, for registering and maintaining, the Internet domain names listed on Exhibit 12.6 (each of the foregoing, a “Domain Name”) and agrees to grant, and hereby grants to Ono a royalty-free, fully paid-up exclusive license to use those particular Domain Names which Ono elects to use (and actually uses) in connection with Ono's commercialization of the Product in the Ono Territory in accordance with this Agreement. In the event Ono would like to use an available Internet domain name including the balimek, mektovi or braftovi, or Product Trademarks not previously registered to Array, Array grants Ono its consent to register and maintain such Internet domain names in Ono’s name and at Ono’s expense, provided that upon termination (but not expiration) of this Agreement, Ono shall transfer full and exclusive ownership and control of such Internet domain names to Array, or if Array so requests, promptly withdraw registration of such Internet domain name(s), in each case at Ono’s sole cost and expense. Each Party shall own rights to any Internet domain names incorporating the Product Trademark(s) owned by such Party under Section 12.1 or any variation or part of such Product Trademark(s) as its URL address or any part of such address, and agrees to grant, and hereby grants to the other Party a royalty-free, fully paid-up exclusive license to use those particular Internet domain names which the grantee Party elects to use (and actually uses) in connection with the grantee Party’s commercialization of the applicable Product in the grantee Party’s Territory in accordance with this Agreement. The use rights granted to the Internet domain names under this Section 12.6 are limited to the grantee Party’s Territory, and neither Party shall actively make or authorize any use, direct or otherwise, of its Internet domain names outside its respective territory. Each Party acknowledges and agrees that the Internet domain names and the goodwill pertaining to such Internet domain names shall belong exclusively to the Party owning such Internet domain name, who shall be registered as “Registrant” or “Owner” and as “Administrative Contact” of the relevant domain name. The Parties agree that any use of a Product Trademark in any content describing or referring to a Product: (i) on any internet page or web site operated by Array in

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

the Array Territory shall be in the sole control of Array, and (ii) on any internet page or web site operated by Ono in the Ono Territory, subject to the terms of this Agreement, shall be in the sole control of Ono, and therefore Ono and Array, respectively, shall be responsible for any damage caused to the Product Trademarks as a result of their use of the Product Trademarks on any internet page or web site in their respective territories.
ARTICLE XIII

TERM AND TERMINATION
13.1    Term. This Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to this Article 13, shall continue in full force and effect, on a Product-by-Product and country-by-country basis until the Secondary Royalty Term with respect to such Product expires, at which time this Agreement shall expire in its entirety with respect to such Product in such country. Upon expiration of this Agreement, the licenses granted to Ono under Section 2.1 shall become non-exclusive, fully paid-up, irrevocable, perpetual, royalty free licenses, with sublicensing rights, to Develop, Manufacture, and/or Commercialize the Products in the Ono Territory. From and after the expiration of this Agreement, Ono shall have the exclusive, fully paid up, royalty-free right to use (i) Product Trademarks assigned to Ono under Section 12.2, and (ii) those Domain Names licensed to Ono under Section 12.6, in each case solely for purposes of, and to the extent necessary, for Ono to continue to Commercialize the Products in the Field in the Ono Territory.
13.2    Termination by Ono without Cause. Commencing on the later of (i) [ * ] of the First Commercial Sale of the Binimetinib Product in the Ono Territory, or (ii) [ * ] of the First Commercial Sale of the Encorafenib Product in the Ono Territory, Ono shall have the right to terminate this Agreement, for any reasons by giving [ * ] advance written notice to Array which shall be accompanied by the rationale for such termination.
13.3    Termination for Material Breach. Either Party may terminate this Agreement in its entirety in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for ninety (90) days (or with respect to any breach of any payment obligations, for sixty (60) days) after written notice thereof was provided to the breaching Party by the non‑breaching Party. Any such termination shall become effective at the end of such ninety (90) day period (or sixty (60) day period with respect to any failure to pay) unless the breaching Party has cured any such breach or default prior to the expiration of the applicable cure period. Exercising the right to terminate this Agreement by a Party pursuant to this Section 13.3 shall not preclude a claim or a compensation for damages on the other Party.
13.4    Termination for Bankruptcy. Either Party shall have the right to terminate this Agreement upon written notice to the other Party: (a) if such other Party is declared insolvent or bankrupt by a

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

court of competent jurisdiction; (b) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against such other Party and such petition is not dismissed within ninety (90) days after filing; (c) if such other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors; or (d) substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter.
13.5    Termination for Safety Reasons and Efficacy Reason.
(a)        Ono shall have the right to terminate this Agreement, on a Product-by-Product basis, for Safety Reasons upon thirty (30) days written notice to Array or within a shorter period if required under applicable Law, but only after consulting with Array and obtaining Array’s agreement with Ono’s assessment with respect to such Safety Reasons (or as provided for below, the agreement of the Experts). Ono shall have the right to terminate this Agreement for Efficacy Reasons upon one hundred and eighty (180) days written notice to Array.
(b)    If Array disagrees with Ono’s assessment with respect to Safety Reasons, such matter shall be resolved in accordance with the procedures set forth in Section 17.2, which shall apply mutatis mutandis, which Experts shall determine whether the Safety Reasons are justified and are unlikely to be reversed, within a reasonable period of time with a commercially reasonable level of investment. The opinion of the majority of the Experts shall be finally binding on the Parties.
(c)         “Safety Reasons” shall mean that, based upon all relevant scientific data, there are safety and public health issues relating to the Product such that the medical benefit/risk ratio of such Product is sufficiently unfavorable as to materially compromise the welfare of patients so that the use in patients is no longer justifiable and that such issues are unlikely to be reversed within a reasonable period of time with a commercially reasonable level of investment.
(d)    “Efficacy Reasons” shall mean that either (i) there is no efficacy or lower efficacy of the Products in comparison with control arm in COLUMBUS Clinical Study as well as BEACON Clinical Study (neither triplet therapy nor doublet therapy demonstrates statistically significant efficacy in comparison with control arm), or (ii) as of the fifth anniversary of the Effective Date, neither BRAF-mutant Melanoma and Marketing Approval nor BRAF-mutant colorectal cancer have received Marketing Approval from MHLW.

ARTICLE XIV
EFFECT OF TERMINATION

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

14.1    Accrued Obligations. The expiration or termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination, nor will any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, or at law or in equity, with respect to breach of this Agreement.
14.2    Rights on Termination of Agreement. In case of termination of this Agreement by either Party, this Section 14.2 shall apply:
(a)     Wind-down.
(i)    Development. In the event Ono is the sponsor of or conducting any on-going Clinical Studies of the Product following the date a notice of termination has been issued by Array or Ono, to the extent requested by Array, Ono agrees to: (A) continue to sponsor or conduct any such Clinical Studies in normal course if such Clinical Studies can be completed (i) within [ * ] following the effective date of termination in the case of a termination by Ono pursuant to Section 13.2, or (ii) within [ * ] following the effective date of termination in the case of any other termination of this Agreement by either Party, or (B) promptly transition to Array or its designee such sponsorship or Clinical Studies (or portions thereof) provided that in such case, Array shall take over such studies (i) within [ * ] following the effective date of termination in the case of a termination by Ono pursuant to Section 13.2, or (ii) within [ * ] following the effective date of termination in the case of any other termination of this Agreement by either Party. In addition, in the event Ono is conducting any on-going pre-clinical studies and/or formulation studies (e.g., stability studies) of the Product, Ono agrees to promptly transition to Array or its designee such pre-clinical studies and/or formulation studies to the extent such transfer is reasonably possible. In the case of a termination by Array pursuant to Section 8.2, 13.3 or 13.4 or by Ono pursuant to Section 13.2, Ono shall be responsible for (1) costs of carrying out the transfers described in this Section 14.2(a)(i), and (2) all costs of on-going Clinical Studies through the termination of the wind-down period (including for clarity, the costs incurred by Array in carrying out any transferred Clinical Studies through the termination of the wind-down period). In all other cases Array shall be responsible for such costs. Notwithstanding the foregoing, if Ono terminates this Agreement with respect to a Product pursuant to Section 13.5(a), Ono shall not be obligated to continue to sponsor or conduct any Clinical Studies with respect to such Product under Section 14.2(a)(i)(A) above.
(ii)    Commercialization. To avoid disruption in the availability of Product to patients, if this Agreement is terminated after the First Commercial Sale of the Product in the Ono Territory other than pursuant to Section 13.5, then to the extent requested by Array, Ono, its Affiliates and its Sublicensees shall continue to distribute (but shall not be obligated to market or promote) the Product, in accordance

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with the terms and conditions of this Agreement, in each country of the Ono Territory for which Marketing Approval therefor has been obtained, taking into account applicable issues, if any, for patient safety or the requirements of a Regulatory Authority within the Ono Territory, until the date on which Array notifies Ono in writing that Array has secured an alternative distributor or licensee for the Product in such country, but in no event more for than (A) [ * ] after the date of such notice of termination of this Agreement by Ono pursuant to Section 13.2 or by Array pursuant to Section 13.4 or (B) [ * ] after the date of such notice of termination of this Agreement by Array pursuant to Sections 8.2 or 13.3 or by Ono pursuant to Section 13.3 or 13.4 (“Wind-down Period”); provided that Ono, its Affiliates and its Sublicensees shall cease such activities, or any portion thereof, in a given country upon sixty (60) days’ notice by Array requesting that such activities (or portion thereof) be ceased. Notwithstanding any other provision of this Agreement, during the Wind-down Period, Ono’s and its Affiliates’ and, subject to Section 14.2(a)(viii) below, Sublicensees’ rights with respect to the Product (including the Product Trademarks) in the Ono Territory shall be non-exclusive and, without limiting the foregoing, Array shall have the right to engage one or more other distributor(s) and/or licensee(s) of the Product in all or part of the Ono Territory. Any Product sold or disposed by Ono, its Affiliates and, subject to Section 14.2(a) (viii) below, its Sublicensees in the Ono Territory during the Wind-down Period shall be subject to royalties under Section 6.3 above, provided that in the event of a termination by Ono pursuant to 13.3 or 13.4, if Array requests that Ono continue distributing the Product beyond the first anniversary of the date on which such notice of termination was given, then, the royalties owed by Ono under Section 6.3 above with respect to sales of Product occurring during the remainder of the Wind-down Period shall be reduced by [ * ] of the otherwise applicable royalty rate, provided further that in no event shall such royalties be reduced to less than the royalty due to [ * ] pursuant to that certain agreement dated [ * ]. Within thirty (30) days of expiration of the Wind-down Period, Ono shall notify Array of any quantity of the Product remaining in Ono’s inventory and Array shall have the option, upon notice to Ono, to purchase any such quantities of unlabeled and unpackaged Product from Ono at the price equal to the price paid by Ono for such quantities of unlabeled and unpackaged Product manufactured by a Third Party manufacturer or, to the extent Ono manufactured such quantities of unlabeled and unpackaged Products itself, the cost of direct materials and direct labor for such unlabeled and unpackaged Products.
(iii)    Assignment of Regulatory Filings and Marketing Approvals. Ono shall assign (or cause to be assigned) to Array or its designee, at Array’s cost, except in case of termination by Array pursuant to Section 13.3 or 13.4 or by Ono pursuant to Section 13.2, in which case the expenses will be borne by Ono, (or to the extent not so assignable, Ono shall take all reasonable actions to make available to Array or its designee the benefits of) all Regulatory Filings for the Product in the Ono Territory, including any such Regulatory Filings made or owned by its Affiliates and/or Sublicensees. In each case, unless otherwise required by any applicable Law or regulation or requested by Array, the foregoing assignment (or availability) shall be made within a period of time agreed upon and consistent

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with Ono’s obligations during the Wind Down Period. In addition, Ono shall promptly provide to Array a copy of all Data and Ono Know-How pertaining to the Product in the Ono Territory to the extent not previously provided to Array and Array shall have a fully-paid-up right to use and disclose all Data and Ono Know-How pertaining to the Product following termination of this Agreement, except in case of termination by Ono pursuant to Section 13.3 or 13.4, in which case the Section 14.2(a)(ix) shall apply. In addition, all such Data and Ono Know-How, to the extent solely related to the Product, shall be deemed Confidential Information of Array and not Confidential Information of Ono (and will not be subject to the exclusions under Sections 10.1(a) or (e) above).
(iv)    Transition. Each Party shall use Diligent Efforts to cooperate with the other and/or its designee to effect a smooth and orderly transition in the Development, sale and ongoing marketing, promotion and commercialization of the Product in the Ono Territory during the Wind-down Period and to conduct in an expeditious manner any activities to be conducted under this Section 14.2. Without limiting the foregoing, Ono shall, upon written request from Array, provide Array copies of customer lists, customer data and other customer information relating to the Product in the Ono Territory (except as prevented by the applicable Laws and regulations relating to the protection of personal information), which Array shall have the right to use and disclose. For clarity, “customers” means prescribers and individuals and entities with the ability to influence use of the Product (e.g. individuals responsible for hospital formularies and/or making purchasing decisions on behalf of the hospital) that are called on by Ono representatives when detailing the Product.
(v)    Licenses. Effective as of the date of expiration, Ono shall grant to Array a non-exclusive, worldwide, royalty-free license, with the right to grant sublicenses, (A) under any Improvements, and (B) under any other Patents owned or Controlled by Ono related to any Product(s) (including without limitation, Ono’s interest in any Joint Patents) for the purposes of making, using, developing, importing, selling, distributing, marketing and promoting the Product(s) in the form they exist as of the time the Agreement is terminated, Notwithstanding the foregoing, in the event of a termination by Ono pursuant Section 13.3 or 13.4, Section 14.2(a)(ix) shall apply.
(vi)    Return of Materials. Within ninety (90) days after the end of the Wind-down Period, upon request by Array, Ono shall either deliver to Array or destroy all tangible items comprising, bearing or containing trademarks of Array (including the Product Trademarks), trade names, patents, copyrights, designs, drawings, formulas or other Data, photographs, samples, literature, sales and promotional aids (“Product Materials”) and Confidential Information of Array, that is in Ono’s possession, subject to Ono’s right to keep one (1) copy for archiving purposes. Effective upon the end of the Wind-down Period, Ono shall cease to use all trademarks and trade names of Array (including the Product Trademarks) in the Ono Territory, and all rights granted to Ono hereunder with respect to the Product in the Ono Territory shall terminate.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(vii)    Marks and Domains. Effective upon the effective date of termination, Ono hereby assigns and shall cause to be assigned to Array all worldwide rights in and to (i) any Product Trademarks specific to one or more Products that Ono or any of its Affiliates used in connection with Product(s), and (ii) all Internet domain names incorporating the applicable Product Trademark(s) or any variation or part of such Product Trademark(s) as its URL address or any part of such address, for domains outside the Array Territory. It is understood that such assignment shall not include the name of Ono or any of its Affiliates, nor the corporate logo, service mark, or trademark for Ono or for any of its Affiliates as a corporate entity.
(viii)    Sublicensees. Any contracts with Sublicensees in the Ono Territory engaged by Ono shall, at the request of Array in its discretion, be assigned to Array to the furthest extent possible; provided that such assignment is accepted by the Sublicensee(s) in any country or countries within the Ono Territory. In the event such assignment is not requested by Array or is not accepted by such Sublicensee(s), then the rights of such Sublicensees with respect to the Product in relevant country or countries within the Ono Territory shall terminate upon the termination of Ono’s rights with respect to the Ono Territory. Subject to Ono’s Affiliates’ and Sublicensees’ obligations under Section 14.2(a)(ii) above, Ono shall ensure that its Affiliates and such Sublicensees (if not assigned to Array pursuant to this Section 14.2(a)(viii)) shall transition all rights in and to the Product back to Array in the manner set forth in this Section 14.2 as if such Affiliate or Sublicensee were named herein.
(ix)    Following a termination by Ono pursuant to Section 13.3 or 13.4, in the event that Array wishes to have Ono: (A) assign to Array the Regulatory Filings for the Product in the Ono Territory and provide to Array a copy of all Data and Ono Know-How pertaining to the Product as described in 14.2(a)(iii) above, and/or (B) grant to Array a non-exclusive license under any Improvements, and/or under any other Patents owned or Controlled by Ono related to any Product(s) (including without limitation, Ono’s interest in any Joint Patents) as described in 14.2(a)(v) above, Array shall so notify Ono and Ono shall make such rights for consideration consistent with then-prevailing market conditions, on customary terms and conditions to be negotiated in good faith. In the event that the Parties cannot finalize such an agreement within sixty (60) days of commencing negotiations with respect thereto, the agreement shall be referred for resolution pursuant to Section 17.3 applied mutatis mutandis to such agreement.
14.3    Liquidated Damages. In the event that Array (a) [ * ] during [ * ], or (b) intentionally conceals or falsifies a material result and/or material item of data concerning the safety or efficacy of the Product, which concealment or falsification (i) is undertaken to induce Ono to not terminate this Agreement and (ii) results in a substantial reduction to the value of the Product in the Ono Territory, then, as an alternative to its right to terminate this Agreement pursuant to Section 13.3 above, Ono may in its discretion elect to continue this Agreement, in which case (A) Ono shall be relieved of its due diligence obligations under this Agreement; and (B) as liquidated damages for the breaches described

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in (a) or (b) above, the otherwise applicable royalty rate with respect to Products shall thereafter be [ * ] for the [ * ].
14.4    No Renewal, Extension or Waiver. Acceptance of any order from, or sale or license of, any Product to Ono after the notice or effective date of expiration or termination of this Agreement in its entirety shall not be construed as a renewal or extension hereof, or as a waiver of expiration or termination of this Agreement in its entirety.
14.5    Survival. Upon the expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate except those described in the following Articles and Sections: Articles I (Definitions), XIV (Effect of Termination), XVI (Indemnification; Recalls) and XVII (Dispute Resolution), and Sections 2.7, 4.10, 4.11 (to the extent required by applicable Law), Sections 6.2-6.5 and 7.1-7.3 (with respect to milestone payments and royalty payments accruing prior to, but not yet paid as of, the effective date of termination); 7.4 (for a period of three (3) years from the end of the calendar quarter in which termination or expiration occurs, or if later, (3) years after the last relevant payment was made under this Agreement), Sections 10.1-10.3, 10.4 (to the extent any Confidential Information of Ono would be included in any publication of Data pursuant to Section 10.4), 10.5 (to the extent any Confidential Information of Ono would be included in any abstract, slide presentation or poster pursuant to Section 10.5) ; 11.1(a)-(c), 11.2(b), 11.3 (with respect to any enforcement actions being prosecuted by Ono as of the effective date of termination, but only until such enforcement action can be assumed by Array), 12.6 (with respect to Ono’s obligation to transfer or withdraw registration of Internet domain names registered by Ono pursuant to this section and Array’s ownership and other rights with respect to the Domain Names), 18.3, 18.7, 18.8, 18.13 and 18.14 and, in addition, any other provisions of this Agreement shall survive solely for so long as, and to the extent, reasonably necessary to enable Ono to perform its obligations under Section 14.2, and to the extent that any Product is sold during the period defined in Section 14.2(a)(ii) above, Sections 6.2-6.4 and 7.1-7.3 shall apply to such sales and Array’s information, audit an inspection rights under Sections 4.7(b) and 4.9 shall continue to apply.
14.6    Rights in Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Agreement to Ono or Array are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and other similar foreign Laws, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or other similar foreign Laws. The Parties agree that the Parties shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code, Article 53 and 56 of the Japanese bankruptcy Law (or any comparable provision of Japanese Laws applicable to bankruptcies or insolvencies), and other similar foreign Laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the non debtor Party shall be entitled to a complete duplicate of (or complete access to, as

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

appropriate) any such intellectual property and all embodiments of such intellectual property and the same, which, if not already in the non debtor Party’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon the non debtor Party’s written request therefor, unless the debtor Party continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the debtor Party upon written request therefor by the non debtor Party. Similarly, the Parties agree that, to the maximum extent permitted by applicable Law, in any bankruptcy proceeding by or against a Party under the Japanese bankruptcy Law, the non debtor Party shall retain the licenses and other rights granted to it under Article II hereof and may continue to exercise such rights in accordance with the terms and conditions of this Agreement, irrespective of whether or not the debtor Party elects to rescind this Agreement pursuant to Article 53 of the Japanese bankruptcy Law (or any comparable provision of other Japanese Laws applicable to bankruptcies or insolvencies).
ARTICLE XV

REPRESENTATIONS, WARRANTIES AND COVENANTS
15.1    Mutual Covenants, Representations and Warranties. Each Party covenants, represents and warrants to the other Party that, as of the Effective Date:
(a)         it is a corporation duly organized, validly existing and is in good standing under the Laws of the jurisdiction in which it is incorporated, is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent the Party from performing its obligations under this Agreement;
(b)    this Agreement is a legal and valid obligation binding upon the Party and enforceable in accordance with its terms.
(c)        the execution, delivery and performance of this Agreement by the Party has been duly authorized by all necessary corporate action and does not and will not: (i) require the consent or approval of the Party’s stockholders; (ii) to its knowledge, violate any Law, rule, regulation, order, writ, judgment, decree, determination or award of any court, governmental body or administrative or other agency having jurisdiction over the Party; nor (iii) conflict with, or constitute a default under, any agreement, instrument or understanding, oral or written, to which it is a party or by which it is bound;
(d)    it has the full right and authority to grant the rights and licenses granted herein;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)     all necessary consents, approvals and authorizations of all Regulatory Authorities, other Governmental Authorities and other persons or entities required to be obtained by it in order to enter into this Agreement have been obtained;
(f)         it, its subsidiaries, and its Affiliates are in compliance with, and at all times during the term of this Agreement shall remain in compliance with, all applicable antibribery or anticorruption Laws. Neither such Party nor any of its subsidiaries, or Affiliates has, or will, authorize, offer, promise, or make payments or otherwise provide anything of value directly or indirectly to: (i) an executive, official, employee or agent of a government, governmental department, agency or instrumentality, (ii) a director, officer, employee or agent of a wholly or partially government-owned or controlled entity, (iii) a political party or official thereof, or candidate for political office, or (iv) an executive, official, employee or agent of a public international organization (e.g., the International Monetary Fund or the World Bank) (“Government Official”) for purposes of (A) (i) improperly influencing any act or decision of such Government Official in his or her official capacity, (ii) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, or (iii) securing any improper advantage; or (B) inducing such Government Official improperly to use his or her influence in order to assist it or any of its subsidiaries in obtaining or retaining business or to direct business to any person. Neither Party shall, during the term of this Agreement, provide anything of value to any person that may be considered a bribe, kickback, an illegal influence payment, or other illegal payment.
15.2    Representations and Warranties of Array. Array represents, warrants to Ono that, as of the Effective Date:
(a)    Array has not previously granted any right, license or interest in or to the Array Patents, the Array Know-How, or the Product Trademarks or any portion thereof, that is in conflict with the rights or licenses granted to Ono under this Agreement;
(b)    there are no actual, pending, or, to Array’s knowledge, alleged or threatened action, suits, claims, interference or governmental investigations involving a Product (including with respect to the manufacturing of a Product), the Array Patents, the Array Know-How or the Product Trademarks listed on Exhibit 1.56 by or against Array, or any of its Affiliates or, to Array’s knowledge, Third Party Partners;
(c)    Array has not brought a claim alleging an infringement by a Third Party of any of the Array Patents or the Array Know-How;
(d)     to Array’s knowledge, there is no actual, alleged or threatened infringement by a Third Party of any of the Array Patents or the Array Know-How;

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(e)    to Array’s knowledge, none of the issued Array Patents are invalid or unenforceable;
(f)    the Array Patents in the Ono Territory listed on Exhibit 1.5 constitute a true, accurate and complete list of all Patents in the Ono Territory in existence as of the Effective Date that are Controlled by Array and relate to the Products, indicating the owner, licensor and/or co-owner(s) thereof if any such Array Patent is not, solely owned by Array;
(g)    to Array’s knowledge, Array and its Affiliates (i) have generated, prepared, and maintained all material Regulatory Filings in the Ono Territory in accordance with applicable Law and (ii) have conducted (and each of their respective Subcontractors and consultants have conducted) all Development of the Products in the Ono Territory in accordance with applicable Law;
(h)    to Array’s knowledge, all material information with respect to the safety and efficacy of Encorafenib and Binimetinib has been provided or made available to Ono prior to the Effective Date through on site due diligence, in the electronic data room to which access was provided to Ono in connection with the negotiation of this Agreement or by other means. In addition, to Array’s knowledge, there are no, and there have been no, material safety issues relating to Encorafenib or Binimetinib as of the Effective Date that have been provided or made available to Ono prior to the Effective Date through on site due diligence, in the electronic data room to which access was provided to Ono in connection with the negotiation of this Agreement or by other means. With respect to any information provided by Array to Ono prior to the Effective Date relating to the on-going Clinical Studies, Ono acknowledges and agrees that such information is partial, preliminary, and will not be finalized until the completion of data analysis, lock and transfer. Array is not aware of any fact or circumstance that would reasonably be expected to materially adversely affect the acceptance or the subsequent approval, by any Regulatory Authority of any filing, application or request for Marketing Approval;
(i)    Array and its Affiliates, and to Array’s knowledge, its Subcontractors and PFM, have conducted all Development of the Products in accordance with applicable Law, including where required by applicable Law, in accordance good laboratory and clinical practice; and
(j)    Array is the sole and exclusive owner, the co-owner, or exclusive licensee with respect to the Products of all of the Array Patents listed in Exhibit 1.5, or the Product Trademarks listed on Exhibit 1.56 free from encumbrances and, with respect to Patents owned or co-owned by Array, is, listed in the records of the appropriate Governmental Authorities as the sole and exclusive owner or the co-owner of the Array Patents and has the right to grant to Ono the rights granted herein with the respect to the Array Know-How.
15.3    Additional Covenants: Each Party hereby covenants as of the Effective Date, as follows:

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(a)    during the period from the Effective Date through the end of the term of this Agreement, such Party shall obtain (to the extent that it has not already obtained) from each of its employees, and from each of its Affiliates and Subcontractors who are or will be involved in the Manufacture of the Product or who are participating in the Development of the Product (and Ono shall obtain from each of its Sublicensees), rights to any and all scientific, medical, technical, manufacturing, marketing, regulatory, market access and other information (including clinical data and other related information generated in compliance with CDISC standards) generated pursuant to the above described activities and relating to Binimetinib, Encorafenib, the Products and/or the Companion Diagnostic, such that each Party shall, by virtue of this Agreement, receive from the other Party the licenses and other rights to which it is entitled hereunder (and such that the scope of such licenses and other rights are not limited in scope or exclusivity by a failure to obtain such rights from such persons);
(b)    Neither Party shall (i) employ, or use a Subcontractor or consultant that employs, any individual or entity that has been debarred by the FDA (or is subject to a similar sanction of the EMA or PMDA), or (ii) employ or use a Subcontractor or consultant that employs any individual or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of the EMA or PMDA);
(c)    Neither Party, nor any of its Affiliates, nor any of its or their respective officers or employees (i) will commit an act, (ii) will make a statement or (iii) will fail to act or make a statement, in any case ((i), (ii), or (iii)), that (A) would constitute a fraudulent statement to the FDA, PMDA or any other Regulatory Authority with respect to the Development, Manufacture or Commercialization or use of the Products or (B) could reasonably be expected to provide a basis for the FDA, the PMDA or any other Regulatory Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or any analogous laws or policies in the Ono Territory, with respect the Development, Manufacture, Commercialization or use of Products; and
(d)    Neither Party shall bring any claim or pursue any remedy against the other Party for breach of any of such other Party’s covenants, representations or warranties under this Article 15 to the extent that the first Party had knowledge that such other Party was in breach of such representations or warranties as of the Effective Date.
15.4    Except as otherwise expressly set forth in this Agreement, neither Party makes any representation or extends any warranties of any kind either express or implied, including, but not limited to, warranties of merchantability, fitness for a particular purpose, noninfringement or validity of any patents issued or pending

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ARTICLE XVI

INDEMNIFICATION; RECALLS
16.1    Indemnification of Array. Ono shall indemnify and hold harmless each of Array, its Affiliates and the directors, officers and employees of such entities and the successors and assigns of any of the foregoing (the “Array Indemnitees”), from and against any and all liabilities, damages, penalties, fines, costs, expenses (including, reasonable attorneys’ fees and other expenses of litigation) (“Liabilities”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Array Indemnitee, arising from, or occurring as a result of: (a) the use, marketing, distribution, importation or sale of any Product by Ono, its Affiliates or Sublicensees in the Ono Territory, including any Products Liability Claim arising therefrom; (b) injury or death of patients participating in any Clinical Studies conducted by or on behalf of Ono anywhere in the world, including any Products Liability Claim arising therefrom, (c) injury or death of patients participating in Clinical Studies conducted under any Joint Development Plan and sponsored by or on behalf of Ono, including any Products Liability Claim arising therefrom, and (d) any breach of any representations, warranties or covenants by Ono in Article 15 above; except to the extent such Third Party Claims result from the gross negligence or willful misconduct of an Array Indemnitee.
16.2    Indemnification of Ono. Array shall indemnify and hold harmless each of Ono, its Affiliates and Sublicensees and the directors, officers and employees of Ono, its Affiliates and Sublicensees and the successors and assigns of any of the foregoing (the “Ono Indemnitees”), from and against any and all Liabilities from any Third Party Claims incurred by any Ono Indemnitee, arising from, or occurring as a result of: (a) the use, marketing, distribution. importation or sale of any Product by Array, its Affiliates or licensees in the Array Territory (or following termination of this Agreement, anywhere in the world), including any Products Liability Claim; (b) injury or death of patients participating in any Clinical Studies conducted by or on behalf of Array anywhere in the world, including any Products Liability Claim arising therefrom, (c) injury or death of patients participating in Clinical Studies conducted under any Joint Development Plan and sponsored by or on behalf of Array, including any Products Liability Claim arising therefrom, and (d) any breach of any representations, warranties or covenants by Array in Article 15 above, except to the extent such Third Party Claims result from the gross negligence or willful misconduct of a Ono Indemnitee.
16.3    Procedure. A Party that intends to claim indemnification under this Article 16 (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Third Party Claim, in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and/or settlement thereof provided that the Indemnitor shall keep the Indemnitee regularly informed of the status of the defense of the Third Party Claim and shall take into consideration the Indemnitee’s reasonable comments thereon. The indemnity arrangement in this

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Section 16.3 shall not apply to amounts paid in settlement of any action with respect to a Third Party Claim, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Section 16.3, but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may have to any Indemnitee otherwise than under this Section 16.3. The Indemnitee under this Section 16.3 shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Third Party Claim covered by this indemnification.
16.4    Allocation. In the event a claim falls with the scope of the indemnity given by each Party, any payments in connection with such claim shall be apportioned between the Parties in accordance with the degree of fault attributable to each Party.
16.5    Disclaimer of Liability for Consequential Damages. UNLESS EXPRESSLY PROVIDED HEREUNDER, IN NO EVENT SHALL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES AND THEIR RESPECTIVE OFFICERS, DIRECTORS AND EMPLOYEES BE LIABLE UNDER THIS AGREEMENT FOR SPECIAL, INDIRECT, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES SUFFERED BY THE OTHER PARTY UNDER THIS AGREEMENT, OF ANY KIND WHATEVER AND HOWEVER CAUSED, AND WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, TORT (INCLUDING NEGLIGENCE), BREACH OF STATUTORY DUTY OR OTHERWISE, AND EVEN IF FORESEEABLE OR SUFFERED IN CIRCUMSTANCES WHERE A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE AMOUNTS PAYABLE TO THIRD PARTIES UNDER THE INDEMNITIES PROVIDED PURSUANT TO ARTICLE 10, SECTIONS 16.1 AND 16.2 ABOVE; PROVIDED, FURTHER, THAT THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY IN THE CASE OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
16.6    Recalls. To the extent that: (i) any Regulatory Authority in the Ono Territory issues a directive or order that the Product be recalled or withdrawn in any country within the Ono Territory; (ii) a court of competent jurisdiction orders a recall or withdrawal of the Product in any country within the Ono Territory, or (iii) the Parties mutually agree, or a Party reasonably determines and the JCC or JDRC agrees, that the Product should be recalled or withdrawn voluntarily in any country within the Ono Territory, the Parties shall recall or withdraw the Product in such country as set forth in this Section 16.6. As between the Parties, Ono shall control and coordinate all activities that Ono reasonably believes to be necessary in connection with such recall or withdrawal of the Product in the Ono Territory, including

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making all contact with relevant Regulatory Authorities; provided, however, that Ono shall not take any action with respect to any such recall without first consulting in good faith with Array and obtaining approval of the JDRC, to the extent practicable, and Ono shall consider in good faith any comments of Array in connection with any aspect of the management of any such recall. For clarity, all matters relating to a withdrawal or recall of the Product in the Array Territory shall, as between the Parties, be determined, controlled and coordinated by Array.
ARTICLE XVII
DISPUTE RESOLUTION
17.1    Referral to Senior Executives. The Parties recognize that disputes as to certain matters relating to this Agreement may from time to time arise during the term of this Agreement. Any such dispute which cannot be resolved by good faith negotiations shall be referred, by written notice from either Party to the other, to the Senior Executives (or their respective designees) for resolution. The Senior Executives (or their respective designees) shall negotiate in good faith to resolve such dispute through discussions promptly following such written notice. If the Senior Executives cannot resolve the dispute within forty-five (45) days of such written notice, or either Party concludes that the matter will not be so resolved, then, (a) with respect to disputes or decisions regarding matters described in Section 17.2(a), the provisions set forth in Section 17.2 shall apply, and (b) with respect to all other disputes, the provisions of Section 17.3 shall apply. If the Parties should resolve such dispute pursuant to the procedures in this Section 17.1, a memorandum setting forth their agreement will be prepared and signed by both Parties, if requested by either Party.
17.2    Resolution of Certain Disputes.
(a)         Application to Certain Disputes. The provisions of this Section 17.2 shall apply with respect to any dispute that has not been resolved following referral to Senior Executives described in Section 17.1, where such dispute concerns any matter (i)  to be decided by the JDRC or JCC and for which a different means of resolution (e.g., a deciding vote of either Party) is not specified pursuant to Section 3.5 above, or (ii) that is otherwise expressly provided for in this Agreement to be resolved pursuant to this Section 17.2 (each of the foregoing cases referred to as an “Expert Dispute”).
(b)    Resolution by Experts. If the Parties do not reach a mutually acceptable resolution as to an Expert Dispute following referral to Executive Officers described in Section 17.1, then upon written notice by either Party (an “Expert Resolution Notice”), the Expert Dispute shall be resolved by a final, binding determination by independent experts in the manner described in this Section 17.2.

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(c)         Selection of Experts. Each Party shall select an independent Third Party expert who is neutral, disinterested and impartial, is not affiliated with either Party, has expertise and experience relevant to the specific subject matter of the particular Expert Dispute, and does not have a conflict of interest, and two experts so elected shall elect the third expert with qualification as set forth above (the three experts so selected, the “Experts”). Once the Experts have been selected, each Party shall, in accordance with mutually agreed timelines and procedures, but in no event later than fifteen (15) Business Days from the selection of the Experts, provide the Experts and the other Party with a written report setting forth its position with respect to the substance of the Expert Dispute and may submit a revised or updated report and position to the Experts as mutually agreed or as determined by the Experts. If so requested by the Experts, each Party shall make oral submissions to the Experts based on such Party’s written report delivered pursuant to this Section 17.2(c), and each Party shall have the right to be present during any such oral submissions.
(d)    Determination by the Experts. The Experts shall, no later than ten (10) Business Days after the last submission of the written reports and, if any, oral submissions, select one of the Parties’ positions as their final decision, and shall not have the authority to modify either Party’s position or render any substantive decision other than to so select the position of either Ono or Array as set forth in their respective written report (as initially submitted, or as revised in accordance with Section 17.2(c), as applicable). The Parties agree that the decision of the Experts shall be the sole, exclusive and binding remedy between them regarding any Expert Dispute presented to the Experts, provided that the Experts’ decision with respect to disputes referred to it pursuant to Section 3.5 shall become the decision of the JDRC on the matter for all purposes of this Agreement. The proceedings and the decision of the Experts shall not be made public without the joint consent of the Parties and each Party shall maintain the confidentiality of such proceedings and decision unless each Party otherwise agrees in writing; provided that either Party may make such disclosures as are permitted for Confidential Information of the other Party under Article 10 above.
(e)         Timetable for Completion in Thirty (30) business days. The Parties shall use, and shall direct the Experts to use, diligent efforts to resolve any Expert Dispute within thirty (30) Business Days after the selection of the Experts, or if resolution within thirty (30) Business Days is not reasonably achievable, as determined by the Experts, then as soon thereafter as is reasonably practicable, provided that the Experts shall resolve the Expert Dispute no later than ninety (90) Business Days after the selection of the Experts.
17.3    Arbitration. Except with respect to (i) those matters subject to determination by the Experts as provided in Section 17.2, or (ii) any dispute between the Parties concerning the inventorship of intellectual property rights for which either Party may pursue such remedies as it may deem necessary

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or appropriate, any dispute arising out of or in connection with this Agreement (each, a “Dispute”) shall be exclusively resolved by final and binding arbitration as follows:
(a)        Arbitration under the ICC Rules of Arbitration. The arbitration shall be conducted by three (3) arbitrators according to the ICC Rules of Arbitration (“Rules”), and the panel of three arbitrators so selected is referred to herein as the “Arbitration Tribunal.” The seat of the arbitration shall be in Osaka, Japan, if it is demanded by Array, and in New York, NY, USA, if it is demanded by Ono, with hearings to held in the same location. The Emergency Arbitrator Provisions shall not apply.
(b)    Conduct of the proceedings. The language of arbitration shall be English. If so requested by the Arbitration Tribunal, any documents originally in a language other than English shall be submitted with an English translation. The Arbitration Tribunal shall have the authority to order document production taking guidance from the applicable rules under the laws of the seat of the arbitration. If the tribunal orders production of documents, the tribunal shall take guidance from the IBA Rules on the Taking of Evidence in International Arbitration as current on the dated the commencement of the arbitration. The Parties wish to avoid a costly and time-consuming discovery exercise. The Arbitration Tribunal shall have the power to appoint one or more experts after having consulted with the Parties. For the avoidance of doubt, the governing law set forth in Section 18.3 shall not apply to determine any procedural issues. In particular, but without in any way restricting the generality of the foregoing, the Parties agree that the procedural rules of the governing law set forth in Section 18.3 shall not apply with respect to document production or other evidentiary issues, except that all privileges restricting disclosure established under such governing law shall apply and may be invoked by both Parties
(c)        Time limit for rendering the award. The Parties and the Arbitration Tribunal shall endeavor to complete any arbitration within twelve (12) months following the full constitution of the Arbitration Tribunal. However, this period is not a deadline and failure to render an award within them shall not be a ground for annulment of an award.
(d)    Decision of the Arbitration Tribunal. Every award shall be binding on the Parties. By submitting the dispute to arbitration under the Rules, the Parties undertake to carry out any award without delay and shall be deemed to have waived their right to any form of recourse insofar as such waiver can validly be made. The Parties agree that they can seek recognition and enforcement of any order and/or award made by the Arbitration Tribunal before any competent court. The Arbitration Tribunal shall have no authority to award punitive damages or other damages exceeding the damages actually suffered by the prevailing Party, and may not, in any event, make any ruling, finding or award that does not conform to the provisions of this Agreement. The fees and expenses of the Arbitration Tribunal (the translation fee described Section 17.3 (b) shall be

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included) shall be shared equally by the Parties, and each Party shall bear its own expenses incurred in connection with the proceeding, in each case unless the Arbitration Tribunal in the award assesses such fees and/or expenses against one of the Parties or allocates such fees and expenses other than equally between the Parties.
(e)        Confidentiality. The existence and content of the Arbitration proceedings and any rulings or award shall be deemed Confidential Information of both Parties hereunder and kept confidential by the Parties and members of the Arbitration Tribunal except (i) where such disclosure is permitted under Article 10 of this Agreement, (ii) to the extent that disclosure may be required of a Party to fulfil a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings before a state court or other judicial authority, (iii) with the consent of all Parties made in writing subsequently to this Agreement, (iii) where needed for the preparation or presentation of a claim or defense in this arbitration, (iv) where such information is already in the public domain other than as a result of a breach of this clause, or (v) by order of the Arbitration Tribunal upon application of a Party.
(f)        Non-Disclosure of Communications with Internal Counsel. Notwithstanding any rights to the contrary under applicable procedural or substantive rules of Law, any communications exchanged between members of each Party’s respective legal department and directors, employees or agents in connection with any disputes, investigations, administrative or other proceedings, shall not be requested, produced or otherwise used, to the extent such communications would have been covered by legal privilege and not disclosable, had these communications been exchanged between such Party and its external attorneys.
(g)    Interim Relief. The Arbitration Tribunal shall have the power to grant any remedy or relief that it deems appropriate, whether provisional or final, including but not limited to conservatory relief and injunctive relief, and any such measures ordered by the Arbitration Tribunal shall, notwithstanding anything to the contrary in the governing law selected by the Parties pursuant to Section 18.3, be deemed to be a final award on the subject matter of the measures and shall be enforceable as such. Each Party retains the right to apply to any court of competent jurisdiction for provisional and/or conservatory relief, including injunctions or temporary restraining orders before or after the constitution of the Arbitration Tribunal, and any such request shall not be deemed incompatible with the Agreement to arbitrate or a waiver of the right to arbitrate.
ARTICLE XVIII

GENERAL PROVISIONS
18.1    Force Majeure. If the performance of any part of this Agreement (except for any payment obligation under this Agreement) by either Party is prevented, restricted, interfered with or delayed by

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reason of any cause beyond the reasonable control of such Party (including, fire, flood, earthquake, tsunami, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, acts of God or any acts, omissions or delays in acting of the other Party), the Party so affected shall, upon giving written notice to the other Party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided that the affected Party shall use its reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.
18.2    Hardship. Should the occurrence of events not contemplated by the Parties fundamentally after the equilibrium of the present contract thereby placing an excessive burden on one of the Parties in the performance of its contractual obligations, that Party may proceed as follows: The party shall make a request for revision within a reasonable time from the moment it become aware of the event and of its effect on the economy of the present contract. The request shall indicate the grounds on which it is based. The Parties shall then consult one another with a view to revising the contract an equitable basis, in order to ensure that neither Party suffers excessive prejudice. The request for revision does not of itself suspend performance of the contract. If the Parties fail to agree on the revision of the contract within time limit of ninety (90) business days of the request, the contract remains in force in accordance with its original terms.
18.3    Governing Law. This Agreement and all questions regarding its validity or interpretation, or the breach or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to conflict of law principles. The Parties hereby agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and are strictly excluded.
18.4    Waiver of Breach. The failure of either Party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either Party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term.
18.5    Modification. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by both Parties hereto. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by both Parties hereto.
18.6    Severability. In the event any provision of this Agreement should be held invalid, illegal, or unenforceable in any jurisdiction, the Parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions of this Agreement shall remain in full force and effect in such jurisdiction. Such invalidity, illegality

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.
18.7    Entire Agreement; Amendments. This Agreement (including the Exhibits attached hereto), together with the pharmacovigilance agreement specified in Section 4.11(b), the Quality Agreement, and the Supply Agreement (in each case, when executed) constitute the entire agreement between the Parties relating to the subject matter hereof and supersede all prior and contemporaneous agreements, representations and/or understandings, including the Confidentiality Agreement between the Parties dated August 26, 2016. No terms or provisions of this Agreement shall be varied or modified by any prior or subsequent statement, conduct or act of either of the Parties, except that the Parties may amend this Agreement by written instruments specifically referring to and executed in the same manner as this Agreement.
18.8    Notices. Unless otherwise agreed by the Parties or specified in this Agreement, all communications between the Parties relating to, and all written documentation to be prepared and provided under, this Agreement shall be in the English language. Any notice required or permitted under this Agreement shall be in writing in the English language, and (a) delivered personally, (b) sent by air mail or express courier service providing evidence of receipt, postage pre-paid where applicable, or (c) by electronic transmission or facsimile (complete transmission confirmed and a copy promptly sent by another permissible method of providing notice described in paragraph (a) or (b) above), to the following addresses of the Parties (or such other address for a Party as may be specified by like notice):

To Array: Array BioPharma Inc. 3200 Walnut Street Boulder, CO 80301 USA Attn: Chief Operating Officer	To Ono: Ono Pharmaceutical Co., Ltd. 8-2, Kyutaromachi 1-chome, Chuo-ku, Osaka, 541-8564, Japan Attn: Director, License
With a copy to (which shall not constitute notice): Array BioPharma Inc. 3200 Walnut Street Boulder, CO 80301 USA Attn: General Counsel	With a copy to (which shall not constitute notice): Ono Pharmaceutical Co., Ltd. 8-2, Kyutaromachi 1-chome, Chuo-ku, Osaka, 541-8564, Japan Attn: General Manager, Legal Department
Any notice required or permitted to be given concerning this Agreement shall be effective upon receipt by the Party to whom it is addressed. Notices given by the condition (b) shall be deemed to have been received seven business days after mailing or posting and notices given by the condition (c) shall be deemed to have been received on the first Business Day following its dispatch.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

18.9    Assignment. This Agreement may not be assigned by either Party to any Third Party without the written consent of the other Party hereto; except either Party may assign this Agreement without the other Party’s consent to an entity that acquires substantially all of the business or assets of the assigning Party, whether by merger, acquisition or otherwise; provided that the acquiring party agrees in a writing delivered to the non-assigning Party to assume all of the rights and obligations of the assigning Party under this Agreement. In addition, either Party shall have the right to assign this Agreement to an Affiliate, with the prior written consent of the other Party (which shall not be unreasonably withheld or delayed); provided that the assigning Party guarantees the performance of this Agreement by such Affiliate and such Affiliate agrees in a writing delivered to the non-assigning Party to assume all of the rights and obligations of the assigning Party under this Agreement; and further provided that if the non-assigning Party reasonably believes such assignment could result in material adverse tax consequences to the non-assigning Party, the non-assigning Party shall have no obligation to consent to the proposed assignment. For clarity, any assignment of this Agreement shall be without prejudice to any required review by the relevant competition law authorities. Subject to the foregoing, this Agreement shall inure to the benefit of each Party, its successors and permitted assigns. Any assignment of this Agreement in contravention of this Section 18.9 shall be null and void.
18.10    Change in Control. In the event of a Change in Control of Array in which the Acquirer is developing or commercializing [ * ] in the Field, any Development and Commercialization of a [ * ], Binimetinib and/or Encorafenib combination by the Parties shall be conducted subject to appropriate firewall procedures to segregate such activities (and the personnel conducting such activities) from the activities performed by or on behalf of Acquirer with respect to [ * ] it is developing or commercializing, to ensure that [ * ] is disclosed to employees of the Acquirer who are developing or commercializing the Acquirer’s [ * ].
18.11    Performance. Unless expressly otherwise provided hereunder, each Party or its Affiliates may perform its obligations hereunder through its Affiliates or Subcontractors, provided that such Party shall have entered into a written agreement (a “Subcontract”) with its Subcontractors which shall be consistent with the terms and conditions of this Agreement, shall contain confidentiality provisions no less restrictive than those set forth in Article 10. Additionally, to the extent that such Subcontractor shall be responsible for performance of any Development activities undertaken in accordance with this Agreement, then the applicable Subcontract shall contain a certification that such Subcontractor has not been debarred, and is not subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug and Cosmetics Act (or similar Laws of any other country), and is not the subject of a conviction described in such section. Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Subcontractors with the applicable provisions of this Agreement.

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

18.12    No Partnership or Joint Venture. Nothing in this Agreement is intended, or shall be deemed, to establish a joint venture or partnership between Ono and Array. Neither Party to this Agreement shall have any express or implied right or authority to assume or create any obligations on behalf of, or in the name of, the other Party, or to bind the other Party to any contract, agreement or undertaking with any Third Party.
18.13    Interpretation. The captions to the several Articles and Sections of this Agreement are not a part of this Agreement, but are included for convenience of reference and shall not affect its meaning or interpretation. In this Agreement: (a) the word “including” shall be deemed to be followed by the phrase “without limitation” or like expression; (b) the singular shall include the plural and vice versa; and (c) masculine, feminine and neuter pronouns and expressions shall be interchangeable. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under generally accepted cost accounting principles, but only to the extent consistent with its usage and the other definitions in this Agreement. This Agreement shall not confer any benefits on any third parties. No third party may enforce any term of this Agreement. The provisions of the Contracts (Rights of Third Parties) Act 1999 are hereby expressly excluded from this Agreement.
18.14    Counterparts; Other Matters. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Agreement delivered by facsimile or similar electronic transmission will be deemed to be binding as originals. This Agreement is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.

[Page Signature Follows]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL
EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have executed this Development and Commercialization Agreement as of the Effective Date.

ARRAY BIOPHARMA INC.
BY: _______________________________
NAME: Ron Squarer
TITLE: Chief Executive Officer

ONO PHARMACEUTICAL CO., LTD.
BY: _______________________________ NAME: Gyo Sagara
TITLE: President, Representative Director and CEO

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL
EXECUTION VERSION

EXHIBIT 1.5
ARRAY PATENTS
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL
EXECUTION VERSION

EXHIBIT 1.7
BINIMETINIB
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL
EXECUTION VERSION

EXHIBIT 1.22
ENCORAFENIB
[ * ]

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.
CONFIDENTIAL
EXECUTION VERSION

EXHIBIT 1.37
IST GUIDELINES
[ * ]

EXHIBIT 1.56(a)
BINIMETINIB PRODUCT TRADEMARKS
[ * ]

EXHIBIT 1.56(b)
ENCORAFENIB PRODUCT TRADEMARKS
[ * ]

EXHIBIT 4.1
EXISTING CLINICAL STUDIES

Phase III Trials:

BEACON CRC Trial / NCT02928224
“Phase 3 Randomized Encorafenib plus Cetuximab vs. Irinotecan A Multicenter, Randomized, Open-label Phase 3 Study of Encorafenib + Cetuximab +/- Binimetinib vs. Irinotecan + Cetuximab with a Safety Lead-in of Encorafenib + Binimetinib + Cetuximab in Patients with BRAF V600E-mutant Metastatic Colorectal Cancer”

COLUMBUS Trial / NCT01909453	“A 2-part phase III randomized, open label, multicenter study of LGX818 plus MEK162 versus vemurafenib and LGX818monotherapy in patients with unresectable or metastatic BRAF V600 mutant melanoma”
NEMO Trial / NCT01763164
“A Randomized Phase III, Open Label, Multicenter, Two-arm Study Comparing the Efficacy of MEK162 Versus Dacarbazine in Patients With Advanced Unresectable or Metastatic NRAS Mutation-positive Melanoma”

MILO Trial / NCT01849874
” A Multinational, Randomized, Open-label Phase 3 Study of MEK162 vs. Physician’s Choice Chemotherapy in Patients with Recurrent or Persistent Low-grade Serous Carcinomas of the Ovary, Fallopian Tube or Primary Peritoneum”

[ * ]	[ * ]

EXHIBIT 12.6
DOMAIN NAMES
[ * ]